UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PATRICK INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PATRICK INDUSTRIES, INC.
107 West Franklin Street
P.O. Box 638
Elkhart, Indiana 46515-0638
574-294-7511

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 14, 2008

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Patrick Industries, Inc., an Indiana corporation, will be held at the Company’s corporate offices, 107 W. Franklin Street, Elkhart, Indiana, on Wednesday, May 14, 2008 at 10:00 a.m., Indiana time, for the following purposes:

1.

To amend our Articles of Incorporation by deleting Article IX of the Articles of Incorporation, which will, among other things, eliminate the classification of the Board of Directors, resulting in the annual election of all directors and eliminate the requirement for a minimum of nine directors;

2.	To elect three directors to our Board of Directors to serve until the 2011 Annual Meeting of Shareholders or, if Proposal 1 is approved, until the 2009 Annual Meeting of Shareholders;
3.

To approve a rights offering granting shareholders one right to purchase 0.258954 of a share of common stock, for each share of our common stock they own, at a purchase price of $7.00 per share, or an aggregate of approximately 1,850,000 shares of common stock for an aggregate purchase price of approximately $12,950,000 (the “Rights Offering”);

4.

To approve the Standby Purchase Agreement, as amended, pursuant to which Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. have committed to purchase at $7.00 per share, any shares not purchased in the Rights Offering;

5.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008; and
6.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on March 28, 2008, as the record date for the determination of the holders of shares of our outstanding common stock entitled to notice of and to vote at the Annual Meeting of Shareholders. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

Your vote is important. Whether or not you expect to attend the meeting, please vote your shares using the Internet, by telephone, or by mail by signing, dating, and returning the enclosed proxy in the enclosed envelope. Your shares will then be represented at the meeting if you are unable to attend. You may, of course, revoke your Proxy and vote in person at the meeting if you desire.

By Order of the Board of Directors,
ANDY L. NEMETH,

April 21, 2008                                                                                                                                         SECRETARY

PATRICK INDUSTRIES, INC.
107 West Franklin Street
P.O. Box 638
Elkhart, Indiana 46515-0638
574-294-7511
____________

proxy statement

Annual Meeting of Shareholders

To Be Held May 14, 2008
______________

This Proxy Statement is being mailed to shareholders of Patrick Industries, Inc. (the “Company”) on or about April 21, 2008, and is furnished in connection with the Board of Directors’ (the “Board”) solicitation of proxies for the Annual Meeting of Shareholders to be held on May 14, 2008 (the “Annual Meeting”) for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. If the form of proxy which accompanies this Proxy Statement is executed and returned, or is voted by Internet or by telephone, it may be revoked by the person giving it at any time prior to the voting thereof by written notice to the Secretary, by delivery of a later dated proxy, or by requesting to vote in person at the meeting. Additional solicitations, in person or by telephone or otherwise, may be made by certain directors, officers and employees of the Company without additional compensation. Expenses incurred in the solicitation of proxies, including postage, printing and handling, and actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding documents to beneficial owners, will be paid by the Company.

The Annual Report to Shareholders for the year ended December 31, 2007 accompanies this Proxy Statement. Additional copies of the Annual Report may be obtained by writing to the Secretary of the Company.

VOTING INFORMATION

Each shareholder is entitled to one vote for each share of our common stock held as of the record date. For purposes of the meeting, a quorum means a majority of the outstanding shares. As of the close of business on March 28, 2008, the record date for shareholders entitled to vote at the Annual Meeting, there were outstanding 7,144,118 shares of common stock entitled to one vote each. In determining whether a quorum exists at the meeting, all shares represented in person or by proxy will be counted. A shareholder may, with respect to the election of directors, (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees, or (iii) vote for the election of all named director nominees other than any nominee with respect to whom the shareholder withholds authority to vote by so indicating in the appropriate space on the proxy. With respect to any other proposal, a shareholder may vote for, against or abstain. Proxies properly executed and received by us prior to the meeting and not revoked will be voted as directed therein on all matters presented at the meeting. In the absence of a specific direction from the shareholder, proxies will be voted for the election of all named director nominees.

A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker’s discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote on the non-routine matter. Broker non-votes and abstentions will be included in the determination of the number of common shares present at our Annual Meeting for quorum purposes, but will not be counted as votes cast on any matter presented at our Annual Meeting, except with respect to Proposal 1.

Proposal 1 – a proposal to amend our Articles of Incorporation to delete Article IX of the Articles and eliminate the classified board and the requirement of a minimum of nine members on the board – requires the affirmative vote of the holders of a majority of the stock entitled to vote. Since Proposal 1 requires the affirmative vote of the holders of a majority of the stock entitled to vote, broker non-votes and abstentions will count as a vote against Proposal 1.

Under Proposal 2, the directors are elected by a plurality of the votes cast by shares present in person or by proxy at the Annual Meeting and entitled to vote. Consequently, withholding authority to vote in the election of directors will have no effect on the election of directors. Under the rules and regulations of the primary trading markets applicable to most brokers, the election of directors is a routine matter on which brokers have the discretion to vote if instructions are not received from the client in a timely manner. Broker non-votes will have no effect on the election of directors.

Proposals 3 through 5 in this Proxy Statement require the affirmative vote of a majority of the votes cast, provided a quorum (50% of the outstanding shares of common stock) is present as required under Indiana law. Broker non-votes and abstentions will have no effect on Proposals 3 through 5.

The Board knows of no other matter which may come up for action at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Shareholder proposals for inclusion in proxy materials for the next Annual Meeting should be addressed to the Company’s Secretary, P.O. Box 638, Elkhart, Indiana 46515-0638, and must be received no later than December 19, 2008. In addition, our By-laws require notice of any other business to be brought before a meeting by a shareholder (but not included in the proxy statement) to be delivered, in writing, to the Company’s Secretary, together with certain prescribed information, not less than 90 days nor more than 110 days prior to the first anniversary of the preceding year’s annual meeting. Likewise, the Articles of Incorporation and By-laws require that shareholder nominations to the Board be delivered to the Secretary, together with certain prescribed information in accordance with the procedures for bringing business before an annual meeting at which directors are to be elected.

PROPOSAL 1: TO AMEND THE ARTICLES OF INCORPORATION

TO PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS

The Board has adopted a proposal, subject to the approval of our shareholders, to amend our Articles of Incorporation (“Articles”) by deleting Article IX, which will, among other things, eliminate the classification of the Board, resulting in the annual election of all directors, and will eliminate the requirement of a minimum number of directors. The text of the current Article IX is attached to this Proxy Statement as Appendix A. Approval of the proposed amendment to the Articles requires the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding shares of voting stock of the Company.

Reasons for Proposed Amendment

The Board is currently composed of nine members divided or “classified” into three classes, with three directors in a class standing for election to a three-year term at each annual meeting of shareholders. Article IX also provides that the number of directors shall not be less than nine. This proposal, if adopted, would amend the Articles to eliminate the classification structure of the Board and thereby provide for the annual election of all directors and to eliminate the requirement of a minimum number of directors.

A classified board of directors can make it more difficult for shareholders to change a majority of directors even where holders of a majority of the shares are dissatisfied with the performance of incumbent directors. Many investors believe that the election of directors is the primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing these policies. The Board believes that all directors should be equally accountable at all times for our performance and that the will of the majority of shares should not be impeded by a classified board.

The proposed amendment will allow shareholders to review and express their opinion on the performance of all directors each year. Since there is no limit to the number of terms an individual may serve, the continuity and stability of the Board’s membership and our policies and long-term strategic planning should not be affected.

We are also proposing to eliminate the requirement of a minimum number of nine directors. With the retirement of Messrs. McDermott, Timmins and Wyland, the Board would like the flexibility to have fewer than nine directors should it deem in its business judgment that fewer than nine directors can adequately manage the business and affairs of the Company.

The Board has approved an amendment of our By-laws (the “By-laws”) to eliminate provisions in the By-laws that relate to the classification of the Board and the minimum number of directors that will become effective only upon the amendment of the Articles becoming effective.

In addition to eliminating the classified Board and the requirement of a minimum number of directors, the deletion of Article IX of our Articles will remove the provisions related to nomination of directors and removal of directors. These sections duplicate the provisions for nomination and removal contained in our current By-Laws. The Board of Directors believes this simplification is appropriate and should accompany the elimination of Sections 1 and 2 of Article IX. Our By-Laws may be amended by a vote of the majority of directors or the holders of a majority of the outstanding shares of common stock. The Articles of Incorporation may be amended by action by the Board to present a proposal to the shareholders, followed by approval by the holders of a majority of the votes entitled to be cast on the amendment.

Effect of the Voting Outcome

If Proposal 1 is approved by our shareholders, an amendment to our Articles will be filed with the Indiana Secretary of State, at which time the amendment will become effective. If Proposal 1 is approved by our shareholders, the classified Board will be eliminated, and all directors will be elected for a one-year term at each annual meeting of shareholders, commencing with the 2009 Annual Meeting of Shareholders. Directors of the class scheduled to serve until the 2010 Annual Meeting have agreed to shorten their term and will stand for election, if nominated, at the next annual meeting of shareholders. Any director chosen as a result of a newly created directorship or to fill a vacancy on the Board will hold office until the next annual meeting of shareholders.

If a quorum is present, approval of this proposal requires the affirmative vote of the shareholders present in person or by proxy at the 2008 Annual Meeting and holding not less than a majority of the total voting power of all outstanding shares of our voting stock. If you execute and return a proxy, but do not specify how to vote the shares represented by your proxy, the persons named as proxies will vote “FOR” the proposed amendment to the Articles. In determining whether this proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes against Proposal 1.

The Board of Directors unanimously recommends a vote FOR this proposal, and your proxy will be so voted, unless you specify otherwise.

PROPOSAL 2: ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, with the members of each class currently serving staggered three-year terms. Accordingly, at the 2008 Annual Meeting, three directors will be elected to hold office until the 2011 Annual Meeting or until their successors are duly elected and qualified. If Proposal 1 to eliminate the classification of terms of the Board of Directors is approved, then the directors elected at the 2008 Annual Meeting will be elected for a one-year term, and thereafter all directors will be elected for one-year terms at each annual meeting of shareholders. If this proposal is approved, a full slate of directors will stand for election or re-election at the 2009 Annual Meeting of Shareholders for one-year terms.

It is intended that the proxies will be voted for the nominees listed below, unless otherwise indicated on the proxy form. It is expected that these nominees will serve, but, if for any unforeseen cause any such nominee should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.

The following information concerning principal occupations has been furnished by the nominees and directors continuing in office:

Name and Age	Principal Occupation and Other Directorships	First Year Elected Director

Director Nominated for Election at the 2008 Annual Meeting:

Terrence D. Brennan, 69	Retired President and CEO of NBD Bank, Elkhart, IN, from 1973-1997.	1999
Larry D. Renbarger, 69	Retired CEO of Shelter Components.	2002
Todd Cleveland, 40	Executive Vice President of Operations and Sales and Chief Operating Officer of the Company since August 2007. Mr. Cleveland also spent 17 years with Adorn Holdings, Inc. serving as President and Chief Executive Officer from 2004 to 2007; President and Chief Operating Officer from 1998 to 2004; Vice President of Operations and Chief Operating Officer from 1994 to 1998.	--
Directors Serving Until the 2009 Annual Meeting:

Walter E. Wells, 69	Retired President and CEO of Schult Homes Corporation.	2001

Paul E. Hassler, 60	President and Chief Executive Officer of the Company since April 2004. Mr. Hassler held the position of Vice President Operations and Distribution - West of the Company from December 2003 through the first quarter of 2004; Executive Director of West Coast Operations from 1994 to 2003; and General Manager of California Operations from 1986 to 1994.	2005

Directors Serving Until the 2010 Annual Meeting:

Keith V. Kankel, 65	Retired Interim President and CEO of the Company from 2003 to 2004. Vice President of Finance of the Company from 1987 through July 2002, and retired Secretary-Treasurer of the Company from 1974 through July 2002.	1977
Andy L. Nemeth, 39	Executive Vice President of Finance, Secretary-Treasurer, and Chief Financial Officer of the Company since May 2004. Mr. Nemeth was Vice President-Finance, Chief Financial Officer, and Secretary-Treasurer from 2003 to 2004, and Secretary-Treasurer from 2002 to 2003.	2006

Directors Not Standing for Re-Election:

Robert C. Timmins, 86	Retired Vice President and Director of Emerson Musical Instruments, Inc., and CPA and Partner of McGladrey & Pullen (certified public accountants) until 1985.	1987

Directors Resigning Effective with the 2008 Annual Meeting:

John H. McDermott, 76	Of counsel to the Chicago, Illinois law firm of McDermott, Will & Emery LLP, which law firm has been retained by the Company since 1968 for certain matters.	1969
Harold E. Wyland, 71	Chairman in 2001. Retired Vice President of Sales of the Company from 1990 through 1998.	1989

The Board of Directors unanimously recommends a vote FOR the nominated directors, and your proxy will be so voted, unless you specify otherwise.

PROPOSAL 3:

APPROVAL OF THE RIGHTS OFFERING

General Background

Our Board has approved a proposal that we raise equity capital by offering holders of our common stock an opportunity to purchase additional shares in a rights offering (the “Rights Offering”). If this proposal is approved by our shareholders, we will distribute at no cost to shareholders non-transferable rights to purchase, in the aggregate, approximately 1,850,000 shares of common stock for an aggregate purchase price of approximately $12,950,000. Each shareholder will receive, for each share of common stock owned on the record date, one right to purchase 0.258954 of a share of common stock at $7.00 per whole share. The rights will be evidenced by subscription certificates. We expect to set the record date for the Rights Offering shortly before commencement of the offering. Holders of rights will be permitted to purchase a whole number of shares, with fractional shares rounded down. The Rights Offering as proposed in this Proxy Statement replaces the rights offering previously approved by our shareholders at a special meeting held on November 29, 2007.

In connection with the Rights Offering, we will file an amendment to an existing registration statement currently on file with the Securities and Exchange Commission (the “SEC”). Once the registration statement becomes effective, we will commence the Rights Offering and mail the Rights Offering prospectus to holders of our common stock. The prospectus will contain important information about the Rights Offering. You should not make a decision to participate in the Rights Offering until you read the prospectus.

We are asking our shareholders, at the Annual Meeting, to approve the Rights Offering. A vote in favor of the Rights Offering will not obligate any shareholder to purchase shares in the Rights Offering.

Reasons for Rights Offering

We are undertaking the Rights Offering to provide our shareholders an opportunity to make an additional investment in the Company and to raise capital to reduce our indebtedness. We will use the net proceeds from the Rights Offering (i) to prepay in full the approximately $7.1 million in principal amount that remains outstanding out of the $13,975,000 in original principal amount of 9.5% Senior Subordinated Promissory Notes (the “Notes”) that was provided by Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. (collectively, “Tontine”) to fund our acquisition of Adorn Holdings, Inc. in May 2007 (the “Adorn Acquisition”), (ii) to pay related accrued interest and (iii) to reduce borrowings under our senior secured credit facility. Under our senior secured credit facility, lenders will permit the Notes to be prepaid only with the proceeds of new equity. If the Notes are not prepaid by May 18, 2008, the interest rate increases to 13.5%. If this proposal is not approved by our shareholders, we cannot conduct this Rights Offering and we would be required to seek alternative sources of equity capital to prepay the Notes.

This proposed Rights Offering and the sale of shares to Tontine in March 2008 replace the previously announced rights offering approved by our shareholders in November 2007. On March 12, 2008, we completed the sale to Tontine, in a private placement, of 1,125,000 shares of our common stock at $7.00 per share for a total purchase price of $7,875,000. Proceeds from this sale of common stock were used to prepay in part principal under the Notes and to pay related accrued interest.

Our Board has considered that the ownership percentage of some of our current holders of common stock could be diluted by the issuance of additional shares pursuant to this Rights Offering. While the ownership percentage of our current shareholders (other than Tontine) could decrease, the Board considered that the magnitude of this dilution would depend in part on the decision of each holder of common stock whether to subscribe for additional shares in the Rights Offering. After weighing the importance of raising additional equity capital and considering that the Rights Offering would give each shareholder the opportunity to purchase additional shares of common stock at $7.00 per share, the Board concluded that the Rights Offering is in the best interests of the Company and our shareholders.

Significance of Tontine

Tontine currently owns 48.5% of our common stock. As more fully described in Proposal 4 below, Tontine has agreed to act as a standby purchaser of any shares not subscribed for by other shareholders in the Rights Offering at the same $7.00 per share subscription price offered to our shareholders in the Rights Offering. Tontine’s commitments are contained in the Standby Purchase Agreement, dated March 10, 2008, as amended on April 8, 2008 (the “Standby Purchase Agreement”), which is attached to this Proxy Statement as Appendix B. Pursuant to the Standby Purchase Agreement, Tontine has also agreed to subscribe for and purchase its pro rata portion of the shares offered in the Rights Offering. We have agreed to register the shares of common stock owned by Tontine, including any shares purchased in the Rights Offering or pursuant to the Standby Purchase Agreement, under the terms of the Amended and Restated Registration Rights Agreement with Tontine, dated May 18, 2007 (the “Amended and Restated Registration Rights Agreement”). Pursuant to the Amended and Restated Registration Rights Agreement, in December 2007, we registered for resale 2,293,089 shares of our common stock then held by Tontine.

Certain Effects of Approving the Rights Offering

Our shareholders are being offered the opportunity to purchase a pro rata portion of the common stock offered for sale in the Rights Offering. In the case of shareholders who choose to subscribe for none or only a portion of their pro rata shares in the Rights Offering, the shareholder’s unsubscribed shares will be purchased by Tontine under the Standby Purchase Agreement, which is also subject to approval by our shareholders (see Proposal 4). Shareholders participating in full in the Rights Offering will not suffer dilution of their share ownership as a percentage of the total number of shares outstanding, as their percentage of ownership will remain constant. Those shareholders who do not participate fully or at all in the Rights Offering will have their ownership percentage of the total common stock outstanding diluted. Tontine’s opportunity to increase its ownership percentage will be available, only if other shareholders choose not to fully exercise their subscription right.

To the extent that holders of our common stock do not exercise their rights fully or at all, Tontine will increase its substantial ownership interest in our common stock. If no holder other than Tontine subscribes for their portion of the shares offered in the Rights Offering, and Tontine purchases all unsubscribed shares pursuant to the Standby Purchase Agreement, Tontine’s ownership will increase to 5,318,089 shares or approximately 59.1% of our outstanding common stock. If Tontine holds a majority of our outstanding common stock, it would have the ability to control the election of our Board and the approval of other matters presented for consideration by the shareholders, which could include mergers, acquisitions, amendments to our charter, and various corporate governance actions.

If Tontine owns more than 50% of our outstanding common stock, the Company would become a “controlled company” and would be exempt from certain independence requirements of the NASDAQ Stock Market. Specifically, a controlled company is not required to have a board consisting of a majority of independent directors; and it need not have independent compensation or nominating committees. A controlled company must comply with NASDAQ Stock Market requirements for an independent audit committee and other audit committee rules, as well as the independence requirements established by the SEC. Independent directors must also hold regular executive sessions.

Reasons for Seeking Shareholder Approval

We are seeking shareholder approval of the Rights Offering because we are required to do so under the terms of the Standby Purchase Agreement, and because our Board considered that this Rights Offering would only occur if our shareholders approved both the Rights Offering and the Standby Purchase Agreement. In order for the Rights Offering to occur, our shareholders must approve both this proposal (approval of the Rights Offering) and Proposal 4 (approval of the Standby Purchase Agreement). If this proposal is not approved by our shareholders, we cannot conduct this Rights Offering and we would be required to seek alternative sources of equity capital to prepay the Notes.

Further information concerning the Rights Offering, including a copy of the prospectus describing the Rights Offering and the shares of common stock to be issued pursuant thereto, will be distributed to shareholders of record as of a date to be set shortly before commencement of the Rights Offering.

This Proxy Statement is not an offer to sell or the solicitation of an offer to buy shares of our common stock or any other securities, whether under the terms of the Rights Offering, the Standby Purchase Agreement or otherwise. Offers and sales of our common stock issuable in the Rights Offering will only be made by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and applicable state securities laws, on the terms and subject to the conditions set forth in such prospectus.

The Board of Directors unanimously recommends a vote FOR this proposal, and your proxy will be so voted, unless you specify otherwise.

PROPOSAL 4:

APPROVAL OF THE STANDBY PURCHASE AGREEMENT

AND THE TRANSACTIONS CONTEMPLATED THEREUNDER

General Background

In connection with the Rights Offering described in Proposal 3 above, we have entered into a Standby Purchase Agreement with Tontine. A copy of the Standby Purchase Agreement is set forth in full as Appendix B, and the description of the Standby Purchase Agreement in this Proxy Statement is qualified in its entirety by reference to Appendix B. The Standby Purchase Agreement obligates us to sell, and requires Tontine to subscribe for and purchase from us, its pro rata portion of the shares offered in the Rights Offering. In addition, Tontine has agreed to act as standby purchaser of any and all shares that are offered in the Rights Offering if those shares are not subscribed for by the other holders of our common stock.

In connection with the Adorn Acquisition in May 2007, we entered into a private placement with Tontine, whereby Tontine purchased 980,000 shares of our common stock at $11.25 per share for a total purchase price of $11,025,000, and provided interim subordinated debt financing of $13,975,000 in exchange for the Notes. On September 17, 2007, we entered into a standby purchase agreement with Tontine, pursuant to which Tontine agreed to certain standby commitments in connection with our previously announced rights offering. The previously announced rights offering and the related standby purchase agreement were both approved by our shareholders at a special meeting in November 2007. However, we have subsequently replaced the previously announced rights offering with the Rights Offering described in Proposal 3 and a second private placement with Tontine in March 2008, whereby Tontine purchased 1,125,000 shares of our common stock at $7.00 per share, for an aggregate purchase price of $7,875,000. As a result of that purchase, Tontine currently owns approximately 48.5% of our outstanding common stock. Proceeds from that sale of common stock were used to prepay in part principal under the Notes and to pay related accrued interest.

Following our decision to replace the previously announced rights offering, we also terminated the initial standby purchase agreement and entered into a new Standby Purchase Agreement with Tontine, which is described in greater detail below.

Standby Purchase Agreement

Pursuant to the Standby Purchase Agreement, Tontine has committed to purchase, at the same $7.00 per share subscription price paid by our shareholders in the Rights Offering, all shares that are unsubscribed for by the other shareholders upon the expiration of the Rights Offering. Because Tontine has committed to buy any unsubscribed shares, if this Rights Offering is completed, we are assured that our Rights Offering will generate approximately $12,950,000 in proceeds. Under our senior secured credit facility, lenders will permit the Notes to be prepaid only with the proceeds of new equity.

Tontine’s material obligations under the Standby Purchase Agreement are subject to the following:

•

customary closing conditions, including (i) that our representations and warranties in the Standby Purchase Agreement are true and correct in all material respects as of the date of signing the Standby Purchase Agreement and as of the closing date; (ii) subsequent to the execution and delivery of the Standby Purchase Agreement and prior to the closing date, there shall not have been any material adverse effect on our financial condition, earnings, financial position, operations, assets, results of operation, business or prospects, or any event or circumstance that is reasonably likely to result in a material adverse effect on our financial condition, earnings, financial position, operations, assets, results of operation, business or prospects and no event shall have occurred or circumstance shall exist which would reasonably likely result in a material adverse effect (“Material Adverse Effect”); (iii) that no market adverse effect (including (A) the suspension by the SEC or NASDAQ Stock Market of trading in our common stock, the suspension or limitation of trading in securities generally on the NASDAQ Stock Market, the New York Stock Exchange or the American Stock Exchange or the establishment of minimum prices on any of these markets, (B) the declaration of a banking moratorium by the U.S. federal or New York State authorities, or (C) any material new outbreak or material escalation of hostilities or any declaration by the United States of a national emergency or war or other calamity or crisis which has a material adverse effect on the U.S. financial markets) has occurred and is continuing (“Market Adverse Effect”);

•

as of the closing date, we shall not have amended our By-laws to opt back in to the provisions of the Indiana Business Corporation Law (the “IBCL”) pertaining to the acquisition of a controlling interest. Under Sections 23-1-42-1 to 23-1-42-11 of the IBCL, an acquiring person or group who makes a “control share acquisition” in an “issuing public corporation” may not exercise voting rights on any “control shares” unless these voting rights are conferred by a majority vote of disinterested shareholders of the issuing corporation at a special meeting of those shareholders held upon the request and at the expense of the acquiring person;

•

our Board shall have adopted resolutions approving and exempting the transactions contemplated in the Standby Purchase Agreement from the restrictions in Section 18 and Section 19 of Chapter 43 of the IBCL which, in general, prohibit an Indiana corporation from engaging in a “business combination” (defined as a variety of transactions) with an “interested shareholder” (defined generally as a person that is the beneficial owner of 10% or more of a corporation’s outstanding voting stock) for a period of five years following the date that such person became an interested shareholder;

•

we shall have amended our Rights Agreement, dated March 21, 2006, between the Company and National City Bank (the “Rights Agreement”) to permit the acquisition of any shares of our common stock acquired by Tontine pursuant to the Rights Offering and the Standby Purchase Agreement, and such amendment shall continue to be in full force and effect as of the closing date;

•	there shall be no judgment or other legal restraint that prohibits or renders unachievable the completion of the Rights Offering or the transactions contemplated by the Standby Purchase Agreement;
•

the SEC shall have declared the registration statement for the Rights Offering effective, we shall have complied with any request of the SEC to include additional information in the registration statement, no stop order suspending the effectiveness of the registration statement shall have been issued, and the SEC shall not have initiated a proceeding seeking such an order;

•	we shall have obtained the approval by our shareholders of the transactions contemplated by the Standby Purchase Agreement; and
•	the shares of common stock to be issued shall have been authorized for listing on the NASDAQ Stock Market.

Our obligation to fulfill the terms and obligations of the Standby Purchase Agreement are subject to the representations and warranties made by Tontine being true and correct in all material respects as of the date of the signing of the agreement and at and as of the closing date.

The Standby Purchase Agreement contains covenants that are customary for a transaction of this type. We have agreed, except as otherwise contemplated by the Standby Purchase Agreement, to (i) file this Proxy Statement and the registration statement for the Rights Offering, and to use our reasonable best efforts to have the SEC declare the Rights Offering registration statement effective; (ii) operate our business in the ordinary course, consistent with past practice; (iii) not issue any shares of our capital stock, or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, securities convertible into or exchangeable for our capital stock, or other agreements or rights to purchase or otherwise acquire our capital, except for (A) shares of common stock issuable upon exercise of outstanding stock options, and (B) an additional 30,108 shares of common stock in connection with a stock bonus program established for the benefit of certain of our employees in connection with integration activities relating to the Adorn Acquisition; and (C) restricted stock awards to non-employee members of the Company’s Board as part of their annual director compensation representing a maximum of 24,500 shares of our common stock in the aggregate; (iv) not authorize any stock split, stock dividend, stock combination, or other similar transaction affecting the number of issued and outstanding shares of our common stock; (v) not declare or pay any dividends or repurchase any shares of our common stock; and (vi) not incur any indebtedness or guarantees thereof, other than borrowings in the ordinary course of business and consistent with past practice.

Tontine may terminate its rights and obligations under the Standby Purchase Agreement at any time prior to closing if there is a Material Adverse Effect or Market Adverse Effect that is not cured within 15 days after the occurrence thereof. If either we or Tontine materially breach the Standby Purchase Agreement, the non-breaching party may terminate its rights and obligations under the Standby Purchase Agreement if the breaching party does not cure the breach within 15 days after receiving written notice. In addition, either party may terminate its rights and obligations under the Standby Purchase Agreement, if the closing of the Rights Offering has not occurred on or prior to July 31, 2008 for any reason other than a material breach by the terminating party or a failure to meet a closing condition as defined in the Standby Purchase Agreement.

Amended and Restated Registration Rights Agreement

We previously entered into the Amended and Restated Registration Rights Agreement with Tontine in which we agreed under certain circumstances to register the resale of shares of common stock held by Tontine. The common stock purchased by Tontine both in the Rights Offering and pursuant to the Standby Purchase Agreement will be eligible to be registered for resale under the Amended and Restated Registration Rights Agreement. Should Tontine choose to resell the shares it purchases pursuant to the Rights Offering or the Standby Purchase Agreement, we will bear the costs of registering the common stock to be resold. Pursuant to the Amended and Restated Registration Rights Agreement, in December 2007, we registered for resale 2,293,089 shares of our common stock then held by Tontine.

Relationship with Tontine

Tontine currently owns 48.5% of our common stock. In connection with the Adorn Acquisition in May 2007, we entered into a private placement with Tontine, whereby Tontine purchased 980,000 shares of our common stock at $11.25 per share for a total purchase price of $11,025,000, and provided interim subordinated debt financing of $13,975,000 in exchange for the Notes. In March 2008, we entered into a second private placement with Tontine, whereby Tontine purchased 1,125,000 shares of our common stock at $7.00 per share, for an aggregate purchase price of $7,875,000. In connection with the May 2007 private placement, we entered into a securities purchase agreement in which we granted Tontine the right to appoint (i) one nominee to our Board so long as it holds between 7.5% and 14.9% of our common stock then outstanding, and (ii) two nominees to our Board so long as it holds at least 15.0% of our common stock then outstanding. In each case, the nominees must be reasonably acceptable to our Board. Pursuant to this securities purchase agreement, we have also agreed to limit the number of directors serving on our Board, by the date of our 2008 Annual Meeting of Shareholders, to no more than nine directors for so long as Tontine has the right to appoint a director to our Board. The securities purchase agreement entered into in connection with the March 2008 private placement acknowledged and affirmed Tontine’s rights with respect to Board nominees and our obligations with respect to the number of directors. As of the date hereof, there are no appointed or elected Tontine representatives on our Board. If no holder other than Tontine subscribes for their portion of the shares offered in the Rights Offering and Tontine purchases all unsubscribed shares pursuant to the Standby Purchase Agreement, Tontine’s ownership will increase to 5,318,089 shares or approximately 59.1% of our outstanding common stock.

We are not aware of any current plans or proposals by Tontine with respect to any extraordinary corporate transactions involving us or any sale of our assets or change in our management, capitalization, dividend policy, charter or By-laws (except as described in this Proxy Statement), or any other change in our business or corporate structure or with respect to the delisting or deregistration of any of our securities. However, any determination by Tontine to retain its interest in us will likely be subject to the continuing evaluation of pertinent factors related to its investment in us. We are not aware of any current plans by Tontine to resell any shares of our common stock, including any shares acquired in the Rights Offering or pursuant to the Standby Purchase Agreement. Depending upon the continuing assessment of these factors from time to time, Tontine may change its present intentions and may dispose of some or all of the shares of our common stock that it owns. We are also not aware of any current plans by Tontine to acquire additional shares of our common stock, except as described in this Proxy Statement.

Reasons for Seeking Shareholder Approval

The Standby Purchase Agreement has as a condition to closing the approval by our shareholders of the Rights Offering and the transactions contemplated by the Standby Purchase Agreement. In order for the Rights Offering to take place, our shareholders must approve both this proposal (approval of the Standby Purchase Agreement) and Proposal 3 (approval of the Rights Offering). If this proposal is not approved by our shareholders, we cannot conduct this Rights Offering and we would be required to seek alternative sources of equity capital to prepay the remaining balance due under the Notes.

The Board of Directors unanimously recommends a vote FOR this proposal, and your proxy will be so voted, unless you specify otherwise.

PROPOSAL 5:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. The Board and the Audit Committee recommend that shareholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year 2008. Although we are not required to do so, we believe that it is appropriate to request that shareholders ratify this appointment. If shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment. Representatives of Ernst & Young  LLP will be at the Annual Meeting, will be given the opportunity to make a statement, and will be available to respond to questions.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” approval of the ratification of the appointment of Ernst & Young  LLP. The ratification of the appointment will be approved by our shareholders if, at the Annual Meeting, a quorum is present and a majority of the shares present in person or represented by proxy and entitled to vote on the proposal are voted in favor of the proposal.

The Board of Directors recommends a vote FOR approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

CORPORATE GOVERNANCE

The Board believes that fundamental corporate governance is important to ensure that we are managed for the long-term benefit of our shareholders. The Board annually reviews its corporate governance practices and policies as set forth in its Corporate Governance Guidelines, Code of Ethics, and various Committee Charters, all of which were updated in accordance with the listing standards of the NASDAQ Stock Market and the SEC rules.

Election of Directors and Length of Board Term

Directors are currently elected for three-year staggered terms at the annual meeting of shareholders. If Proposal 1 of this Proxy Statement is approved and we amend our Articles of Incorporation to eliminate the classification of terms of the Board, then directors will be elected to serve a one-year term at the annual meeting of shareholders.

Board Committees

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each Committee has a committee chairman and a written charter.

Shareholder Communications

Shareholders may send communications to members of the Board of Directors by either sending a communication to the Board of Directors and/or a particular member care of Andy L. Nemeth, Patrick Industries, Inc., P.O. Box 638, Elkhart, Indiana 46515-0638. Communications intended for independent directors should be directed to the chair of the Corporate Governance and Nominations Committee.

Code of Ethics

We have a code of ethics that applies to all of our employees, officers and directors.

Access to Corporate Governance Documents

Our Code of Ethics, Audit Committee Charter, Compensation Committee Charter, and Corporate Governance and Nominations Committee Charter are all available on our website at www.patrickind.com, or by writing to:

Patrick Industries, Inc.

Attn: Andy L. Nemeth

Secretary

P.O. Box 638

Elkhart, Indiana 46515-0638

Board of Directors

The Board had 4 regular meetings and six special meetings in 2007 and all directors attended all meetings, except Mr. Wells, who missed two meetings.

The Board and committees regularly meet in executive session without the presence of any management directors or representatives. Robert C. Timmins, Chair of the Audit Committee, was designated as the lead independent director for 2007 and presided over the executive sessions of the Board.

We expect all Board members to attend the Annual Meeting of Shareholders, but from time to time, other commitments may prevent all directors from attending each meeting. All directors attended the most recent Annual Meeting of Shareholders, which was held on May 10, 2007.

Independent Directors

The Board of Directors is comprised of nine (9) members, of which six (6) were classified as independent directors in 2007 and thus comprised a majority of the Board. A seventh director (Keith V. Kankel) became an independent director effective January 1, 2008. In general, the Board of Directors determines whether a director is independent by following the guidelines of the NASDAQ Stock Market and the SEC rules and regulations, in addition to those other factors it may deem relevant. The Board of Directors has determined that the independent directors are Robert C. Timmins (Lead Director), Terrence D. Brennan, John H. McDermott, Larry D. Renbarger, Walter E. Wells, Harold E. Wyland, and Keith V. Kankel. The independent directors met four times in 2007.

Corporate Governance and Nominations Committee Processes

The Corporate Governance and Nominations Committee will consider board nominees recommended by shareholders. Those recommendations should be sent to the Chair of the Corporate Governance and Nominations Committee, care of the Corporate Secretary of Patrick Industries, Inc., P.O. Box 638, Elkhart, Indiana 46515-0638. In order for a shareholder to nominate a candidate for director, under our By-laws, timely notice of the nomination must be given in writing to the Secretary of the Company. To be timely, such notice must be received at our principal executive offices not less than 90 days, or more than 110 days prior to the next Annual Meeting of Shareholders. Notice of nomination must include the name, address and number of shares owned by the person submitting the nomination; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws, as well as whether the individual can understand basic financial statements and the candidate’s other board memberships (if any). The nominee’s consent to be elected and serve must be submitted. The Corporate Governance and Nominations Committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee. As provided in its Charter, the Corporate Governance and Nominations Committee will follow procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the board and evaluating the background and qualification of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent board members, and by shareholders. The Committee will seek candidates having experience and abilities relevant to serving as a director of the Company, and who represent the best interests of shareholders as a whole and not any specific group or constituency.

The Committee will consider a candidate’s qualifications and background, including, but not limited to, responsibility for operating a public company or a division of a public company, international business experience, a candidate’s technical background or professional qualification, and any other public company boards on which the candidate is a director. The Committee will also consider whether the candidate would be “independent” for purposes of the NASDAQ Stock Market and SEC rules and regulations. The Committee may, from time to time, engage the service of a professional search firm to identify and evaluate potential nominees.

Audit Committee

The Board of Directors has an Audit Committee, which in 2007 was comprised of Robert C. Timmins (Chairman), Terrence D. Brennan, John H. McDermott, Larry D. Renbarger, Walter E. Wells and Harold E. Wyland, none of whom are employees of the Company. The Audit Committee’s responsibilities include recommending to the Board of Directors the independent accountants to be employed for the purpose of conducting the annual examination of our financial statements, discussing with the independent accountants the scope of their examination, reviewing our financial statements and the independent accountants’ report thereon with our personnel and the independent accountants, and inviting the recommendations of the independent accountants regarding internal controls and other matters. Additionally, the Audit Committee is responsible for approving all non-audit services provided by the independent accountants and reviews these engagements on a per occurrence basis.

The Board has determined that all of the members of the Audit Committee are independent as defined in the NASDAQ listing standards and relevant SEC rules, and that Messrs. Timmins, Brennan, Renbarger, and Wells all meet the qualifications required to be an audit committee financial expert and meet the financial sophistication requirements of the NASDAQ listing standards. Messrs. Timmins and Renbarger both have public accounting backgrounds. Terrence Brennan served as the President of NBD Bank in Elkhart, Indiana and Walter Wells was the President and Chief Executive Officer of Schult Homes. The Audit Committee met six times in 2007. Effective January 1, 2008, the size of the Audit Committee was reduced to four members: Robert C. Timmins (Chairman), Keith V. Kankel, Larry D. Renbarger and John H. McDermott.

For a more detailed list of the roles and responsibilities of the Audit Committee, please see the Audit Committee Charter located on our website at www.patrickind.com.

Compensation Committee

The Board has a Compensation Committee, which in 2007 was comprised of Terrence D. Brennan (Chairman), John H. McDermott, Larry D. Renbarger, Robert C. Timmins, Walter E. Wells and Harold E. Wyland. The Compensation Committee met four times in 2007. Effective January 1, 2008, the size of the Compensation Committee was reduced to four members: Terrence D. Brennan (Chairman), Walter E. Wells, Keith V. Kankel and Harold E. Wyland.

The primary responsibilities of this committee include:

⁬	Reviewing and recommending to the independent members of the Board the overall compensation programs for the officers of the Company; and
⁬	Oversight authority for the stock based compensation programs.

For a more detailed list of the roles and responsibilities of the Compensation Committee, please see the Compensation Committee Charter located on our website at www.patrickind.com.

Corporate Governance and Nominations Committee

The Board of Directors has a Corporate Governance and Nominations Committee, which in 2007 was comprised of John H. McDermott (Chairman), Terrence D. Brennan, Larry D. Renbarger, Robert C. Timmins, Walter E. Wells and Harold E. Wyland. Effective January 1, 2008, the size of the Corporate Governance and Nominations Committee was reduced to five members: John H. McDermott (Chairman), Terrence D. Brennan, Walter E. Wells, Keith V. Kankel and Harold E. Wyland. This Committee met four times in 2007. Its primary responsibilities are as follows:

⁬	To assist the Board in identifying, screening, and recommending qualified candidates to serve as directors;
⁬	To recommend nominees to the Board to fill new positions or vacancies as they occur;
⁬	To review and recommend to the Board, the compensation of directors;
⁬	To recommend to the Board candidates for re-election by shareholders at the annual meeting; and

⁬	To review and monitor corporate governance compliance as well as recommend appropriate changes.

For a more detailed list of the roles and responsibilities of the Corporate Governance and Nominations Committee functions, please see the Corporate Governance and Nominations Committee Charter located on our website at www.patrickind.com.

Compensation Committee Interlocks and Insider Participation

During 2007, no executive officer served on the Board or compensation committee of any other corporation with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Company during 2007, and no member of the Compensation Committee was formerly an officer of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that certain of our officers, directors and 10% shareholders file with the SEC an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of our common stock. Based solely on our review of such forms and written representation from the directors and officers that no other reports were required, we are unaware of any instances of noncompliance or late compliance with such filings during the fiscal year ended December 31, 2007, except with respect to the late filing of one Form 4 on December 12, 2007 for each of Messrs. Hassler, Lee and Nemeth.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Summary

We believe that the compensation plan as it relates to our named executive officers should be aligned with the Company’s short term and long term objectives, its strategic plan, its operating performance and cash flows, and increasing management ownership in the Company. Our objective is to attract and retain highly qualified executives and to align the interest of our Board of Directors with our senior management team in efforts to facilitate strong leadership in an environment that creates and promotes productivity and goal oriented results. In order to meet these objectives, the Compensation Committee has met numerous times over the past several years and conducted market studies and analysis to ensure that we are providing a competitive complete package as it relates to our senior management team. Our compensation plan currently includes the following components and our general objectives as they relate to each:

⁬	Annual Base Salaries – Base salaries are based on job responsibility, individual performance, experience, skill level and market practices.
⁬

Annual Non-Equity Incentive Plan Awards and Performance Bonuses – Non-Equity Incentive Plan Awards and Performance Bonuses are intended to reward outstanding performance and efforts as they relate to the Company’s strategic plan and are tied to items including EBITDA and debt reduction. The Board reserves the right at any time to award discretionary bonuses to senior management based on outstanding performance or other factors.

⁬

Long-Term Incentives – In efforts to increase management ownership in the Company, our plan links performance to our strategic plan and our shareholder interests in efforts to provide long-term shareholder value.

⁬

Executive Retirement Plan – In efforts to retain a highly qualified management team, our executive officers, upon approval by the Board of Directors, participate in a supplemental retirement program which is based on base wages, years of service and other criteria.

⁬	Perquisites – Perquisites are minimized to promote team oriented results.
⁬	Severance Benefits – We continue to support our executive team and want to provide reasonable and equitable protection consistent with comparable practices of comparable companies.

Acquisitions

In January 2007, we completed the acquisition of American Hardwoods, Inc. (“American Hardwoods”), an industrial distribution company located in Phoenix, Arizona, representing our first acquisition since 1998. In May 2007, we completed the largest acquisition in our history by acquiring Adorn Holdings, Inc., (“Adorn”) a well-known manufacturer and supplier to the manufactured housing, recreational vehicle, and industrial markets. The purchase price for American Hardwoods was $7.1 million and the purchase price for Adorn was approximately $78.8 million. The American Hardwoods acquisition allowed us to increase our industrial penetration through a new distribution channel. The Adorn Acquisition presents numerous synergistic opportunities, including facility rationalization, headcount reduction, increased capacity utilization, increased purchasing leverage and presence, and the combination of two strong management teams working together to facilitate “best practices” among industry leaders. Further, the Adorn Acquisition allowed us to virtually double our manufacturing revenues and significantly increase our market share in the manufactured housing and recreational vehicle industries. Both acquisitions fit within the framework of our strategic plan as it relates to strong historical financial performance, solid management teams, positive profit analysis and projections, and competitive pricing multiples, among others.

As a result of the Adorn Acquisition, much of our focus from May through December 2007 was on the execution of the consolidation plan and transition of Adorn into Patrick at all levels, from the closing and consolidation of seven manufacturing plants and two operating cells, to the administrative and corporate functions necessary to drive the business. Additionally, we continue to analyze the benefits of relocating certain divisions in order to capitalize on floor space, rail siding, and cost. The goal to have the majority of the transition completed by December 31, 2007 was met on time and according to plan. From a demographic and logistics perspective, Adorn in its original form, operated out of ten business units located in eight different states. The Patrick platform was comprised of twenty-seven different business units (including distribution) located in twelve different states. Together, the combined company facilities overlapped in six of the eight states in which Adorn was located.

As a result of the acquisitions of both Adorn and American Hardwoods, and the related increase in debt to finance the acquisitions, the strategic priorities of the senior management team changed in 2007 in the short term to focus on increasing the profitability of the combined operations and decreasing leverage with EBITDA and debt reduction set as financial targets. The Compensation Committee and the Board of Directors spent significant time working with the senior management team to design a compensation package that was aligned with these new priorities.

Benchmarking

We use a variety of resources, including SEC filings as they relate to our customers, suppliers and other companies of our size, to assist in establishing our compensation programs for our senior executives. Our major competitors are not publicly traded and, therefore, we do not have access to their compensation information to make appropriate comparisons at this level. Along with current market rates for companies of our size, structure and reporting responsibilities, we utilize market surveys, Board member experience, external compensation studies, and engage the assistance of our advisors and contacts within the industry to help supplement our decision making process. While the manufactured housing industry, which represents approximately 37% of our revenue base, has been operating at the lowest levels in more than 40 years, we have worked to provide an appropriate compensation package that recognizes the inherent limitations on organic growth, while fully recognizing the significant efforts put in by our management team to not only execute on strategies in conjunction with our strategic plan, but to continue to promote a culture of performance based results and team oriented goal setting. Additionally, with the change in management personnel related to Mr. Hassler being appointed President and Chief Executive Officer in 2004, we recognized that our new senior management team, while experienced within the industry and with the Company, owned very little Company stock. Accordingly, we have taken on the initiative of increasing management’s ownership of common stock through the issuance of both restricted and unrestricted stock awards in conjunction with our 1987 Omnibus Stock Option Program as amended.

Equity Trading Restrictions

The Company had a policy effective through March 26, 2008 with regards to a mandatory blackout period related to equity transactions which starts on the fifteenth day of the month ending in a reporting period (March, June, September, and December) and ending three days after the public release of financial information for that period. The policy was modified on March 27, 2008 whereby the mandatory blackout period begins on the last day of the month ending in a reporting period (March, June, September and December) and ends forty-eight hours after the public release of the financial information for that reporting period. During this period, Section 16 insiders and other management employees who have access to “inside” information are precluded from trading in the public market, any types of company owned equity securities. Additionally, the Company precludes any Section 16 insider, as defined by the SEC, Director, Officer or Employee from trading in the public market, or any other market, based on information that is not made available to the general public.

The components of our executive compensation plan as currently established by the Compensation Committee include the following:

⁬	Base Salary;
⁬	Non-Equity Incentive Plan Awards;

⁬	Annual Performance Bonus;
⁬	Stock Awards;
⁬	Non-Qualified Stock Options; and
⁬	Executive Retirement Plan.

Base Salary

The Compensation Committee reviews and approves the base salaries of named executives each year, as well as at the time of promotion, change in job responsibilities, or any other change deemed to be a material event. Base salaries are set on the first day of January of each year. The Compensation Committee sets the salary for the President and CEO, and approves the base salaries for the other named executives based on recommendations by the President and CEO. The Compensation Committee recommended and the Board subsequently approved a base salary increase for the named executive officers based on recommendations by Mr. Hassler, President and CEO, as well as a review of individual performance and trends in the marketplace effective January 1, 2007. Based upon the increase in job responsibilities as a result of the acquisition of Adorn in May, 2007, the Compensation Committee further approved increases for each of the named executive officers as of the acquisition date. The following table summarizes the 2007 base salaries as approved by the Board of Directors:

Name	2006 Base Salary	2007 Base Salary (1)	% Increase
Paul E. Hassler	$335,000	$350,000	4.5%
Todd M. Cleveland (2)	--	$265,000	---
Andy L. Nemeth	$217,000	$230,000	6.0%
Gregory G. Lee	$147,000	$160,000	8.8%

(1)	The 2007 base salary represents the base salaries as approved by the Compensation Committee of the Board of Directors upon consummation of the Adorn Acquisition on May 18, 2007.

(2)	Mr. Cleveland joined the Company on May 18, 2007, as a result of the Adorn Acquisition.

Non-Equity Incentive Plan Awards

The Annual Non-Equity Incentive Plan Awards are reviewed and approved each year and are based on the achievement of financial targets. Due to the acquisition of Adorn in May 2007, we eliminated the Return on Equity formula used in the 2006 compensation plan and moved to an incentive plan that was more aligned with the new strategic initiatives of the Company as a result of the acquisition. Several key components of the acquisition and consolidation plan were considered in the development of the 2007 incentive plan to incentivize the management team to minimize exposure areas as identified. Some of these areas include:

•	The significant leverage position taken on as a result of the acquisition;
•	The $110 million credit facility entered into as a result of the acquisition and the related debt covenant thresholds;
•	The cultural and leadership issues associated with combining the two highly competent management teams; and
•	The change in focus to a more cash flow based model in the short term from the Return on Equity concept in 2006.

As a result of the above factors, the Compensation Committee identified two key components for the 2007 non-equity incentive plan for the named executive officers. The two key components include:

1.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) Target computed as defined in the Company’s credit agreement. The compensation committee established the EBITDA target based on the full year pro-forma combined operating plan of both Patrick and Adorn as presented to the Board of Directors upon completion of the acquisition. An incentive participation percentage was set for each of the named executive officers whereby they could earn additional compensation based on achieving and exceeding the EBITDA target as defined. The incentive compensation potential to be earned by each named executive officer is calculated based on a minimum EBITDA threshold and earned as a percentage of the incremental amount over and above the threshold, computed based on the participation percentage for each individual. The Company did not meet its minimum EBITDA threshold for 2007 and, therefore, no incentive compensation was paid to the named executive officers under this component of the plan.

The following table summarizes the EBITDA incentive compensation participation targets and amounts paid to each of the named executive officers for the year ended December 31, 2007:

Name	Incentive %	EBITDA Bonus
Paul E. Hassler	6.00%	$ - - -
Todd M. Cleveland	5.00%	$ - - -
Andy L. Nemeth	4.00%	$ - - -
Gregory G. Lee	3.00%	$ - - -

2.

Debt Reduction – The Compensation Committee established a debt reduction target based on the 2007 normal debt service requirements whereby the named executive officers would participate in a percentage of every dollar of debt principal paid down over and above the debt service requirements as presented in the plan for 2007.

The following table summarizes the debt reduction incentive compensation participation targets and related amounts paid to each of the named executive officers for the year ended December 31, 2007.

Name	Incentive %	Debt Reduction Bonus
Paul E. Hassler	1.50%	$190,700
Todd M. Cleveland	1.25%	$158,900
Andy L. Nemeth	1.00%	$127,100
Gregory G. Lee	0.75%	$95,300

While these targets have been used in 2007, the Compensation Committee reserves the right to modify, cancel, change or reallocate any components of this calculation or criteria at any time. The awards in conjunction with the 2007 operating results were recommend by the Compensation Committee and unanimously approved by the Board of Directors.

Actual and potential non-equity incentive plan awards for 2007 are set forth in the table below. Potential 2007 awards are expressed as a percentage of base salary.

		Potential 2007 Performance Bonus (as a percentage of base salary)
Name	Actual 2007 Performance Bonus	Threshold	Target	Maximum
Paul E. Hassler	$190,700	0%	39%	150%
Todd M. Cleveland	158,900	0%	43%	150%
Andy L. Nemeth	127,100	0%	39%	150%
Gregory G. Lee	95,300	0%	43%	150%

Annual Performance Bonus

We believe in rewarding management in situations outside of the Annual Non-Equity Incentive Plan for accomplishments that benefit the shareholders and short and long-term goals of the Company and its strategic plan. Due to the depressed conditions in the manufactured housing industry, which are beyond the Company’s control, management must continue to work and make decisions that do not immediately have a financial impact on the Company, but promote the long term goals and direction as they relate to the strategic plan. In these situations, it is our belief that our management team should be rewarded to decrease the gap between financial results and actual operating management and performance.

Stock Awards

Annual Performance Based Stock Awards:

We believe that increasing senior management’s ownership in the Company is critical to our long-term strategic plan and keeping management goals aligned with increasing shareholder value. In May 2007, the Board of Directors approved the granting of up to 50,000 shares to the named executive officers and other key members of the senior management team, and any other members of the management team as determined by the named executive officers of the Company, upon the completion of certain key milestone events in conjunction with the consolidation of Adorn into Patrick. The consolidation plan was divided into three phases with Phase I completed on October 5, 2007, and Phases II and III to be completed in the first and second quarters of 2008. Any shares to be issued to any of the named executive officers have to be approved by the Board of Directors. There were no shares granted to the named executive officers in 2007. We believe that there will be approximately 20,000 shares granted to the named executive officers in 2008 as part of this program.

Discretionary Stock Awards:

We believe that management should be rewarded for outstanding performance, irrespective of financial targets and metrics and therefore reserve the right to issue unrestricted stock grants to named executive officers and other individuals at our discretion. On March 28, 2007 the Board approved the granting of shares to the named executive officers upon the closing of the Adorn Acquisition. The shares were awarded and issued on June 1, 2007 and vest in four quarterly increments on September 1, 2007, December 1, 2007, March 1, 2008, and June 1, 2008. The named executive officers are responsible for all applicable taxes associated with such shares and are entitled to all rights and voting privileges with respect to such shares. The officers all elected to have the shares taxed on the date of grant of June 1, 2007 in the form of a Section 83(b) of the Internal Revenue Code election (a “Section 83(b) election”) and further elected to turn in shares to pay the related minimum withholding taxes. The Company immediately retired such shares.

The following table summarizes the Adorn Acquisition stock grant as approved by the Board of Directors:

Name	Shares Awarded	Market Price (1)	Total Compensation
Paul E. Hassler	20,000	$13.64	$272,800
Andy L. Nemeth	20,000	$13.64	$272,800

Gregory G. Lee	10,000	$13.64	$136,400

(1)

The market prices of the stock grant were based on the closing stock price on June 1, 2007. Mr. Hassler, Mr. Nemeth, and Mr. Lee each elected to have the shares taxed on that date in the form of a Section 83(b) election and paid the related withholding taxes by turning in shares.

Stock-Based Compensation:

Beginning in 2006, the Company granted the named executive officers the right to elect to receive any or all of their base pay or base pay increases in any given year in restricted stock in lieu of cash. The election is made as of the first of the year. The shares are issued as of the first of the year and vest quarterly at 25% per quarter. The officers are responsible for all applicable taxes associated with such shares and are entitled to all rights and voting privileges with respect to such shares.

The following table summarizes the individual elections in 2007 made by the named executive officers to have shares issued in lieu of cash compensation:

Name	Shares	Market Price (1)	Total
Paul E. Hassler	1,648	$12.15	$20,023
Andy L. Nemeth	1,648	$12.15	$20,023

(1)

The market prices of the stock grant were based on the closing stock price on January 5, 2007. Mr. Hassler and Mr. Nemeth each elected to have the shares taxed on that date in the form of a Section 83(b) election and paid the related withholding taxes in cash.

Non-Qualified Stock Options

Beginning in 2006, the Company began using performance shares in lieu of stock options as the primary incentive for the named executive officers due to the regulatory reporting requirements and the preference towards stock awards as a primary form of long term incentive compensation. The Compensation Committee has not granted any stock options to the named executive officers since 2005. At December 31, 2007, the Company currently has two (2) non-qualified stock option grants outstanding with grant dates, vesting dates, percent exercisable, and termination dates as follows:

Grant Date	Options Remaining	Vested	Unvested	Termination Date
06/22/04	87,750	75%	25%	06/21/10
10/31/05	54,000	50%	50%	10/30/11

A description of all stock awards held by the named executives as of the end of fiscal 2007 is contained in the Outstanding Equity Awards at Fiscal Year End table on page 25.

We reserve the right at any time to grant options under our stock option plan.

Executive Retirement Plans

The Company maintains two non-qualified executive retirement plans (“Plan A” for Mr. Hassler and Mr. Nemeth) (“Plan B” for Mr. Lee) for its key executives.

Plan A:

According to the provisions of Plan A, Mr. Hassler and Mr. Nemeth upon vesting are entitled to receive annually 40% of their respective highest annual base wages earned in the last three years prior to retirement or termination from the Company paid over ten years in 520 consecutive weekly payments. Mr. Hassler became fully vested when he turned age 60. Mr. Nemeth became fully vested in the plan on May 18, 2007 pursuant to a change of control event, which occurred on May 18, 2007 in conjunction with the Adorn Acquisition and the Company’s private placement of shares to Tontine.

Plan B:

According to the provisions of Plan B and upon vesting, Mr. Lee is entitled to receive annually upon the attainment of age 60, 40% of his highest annual base wage earned in the three years prior to retirement or termination from the Company paid over ten years in 520 consecutive weekly payments. Pursuant to the terms of the plan, Mr. Lee may retire at any time upon achieving age 60 and prior to age 65 with a 5% penalty per year. The vesting provisions for Plan B include 0% vesting for years of service up to 10 years, at which point the employee becomes 50% vested. For each year of service after attaining 10 years of service, the employee vests an additional 5% to a maximum of 100% at the culmination of 20 years of consecutive service. As of December 31, 2007, Mr. Lee is not vested in this plan.

Plan A and Plan B:

Employees are invited to participate in the plan upon approval by the Board of Directors. The employee makes no contributions to the plan and the retirement benefits are unfunded. The Company purchases and is the owner of life insurance policies on certain executives which accumulate cash value as a potential source of funding, if required. The benefits under the plan are unsecured and subject to substantial risk in the event of bankruptcy or other insolvency matters. These benefits are not taxable to the employee until received and vest upon a change in control as defined in the plans, the employee achieving 25 years of continuous service under Plan A and 20 years of continuous service under Plan B, the employee reaching age 65, or a combination of the employee’s age and years of service equaling 85. The provisions of the agreement provide for benefits payable in the event of death or disability. All named executive officers, except Mr. Cleveland, are participants in this plan.

Perquisites

We believe in a performance based compensation and benefits package and therefore provide very few perquisites to our named executives. We do not provide the personal use of a company airplane, nor does the Company provide security at a personal residence, commuting expenses, personal travel using vehicles owned or leased by the Company, housing and other living expenses, clerical or secretarial services for personal matters, club memberships not exclusively used for business purposes, personal financial or tax advice or investment management services, or tax planning, financial planning, or tax preparation costs. We provide a car allowance to our named executives, corporate managers, and general managers, all of which are included as taxable income.

Benefit Plans

We do not maintain separate benefit plans for our named executive officers. They participate in the same health and welfare plans as all of our other general employees with the same deductibles and co-pays. The named executive officers also participate in the same 401(k) retirement program as all of the other general employees.

Summary Compensation Table

The following Summary Compensation Table sets forth information about the compensation paid to our Chief Executive Officer, our Chief Financial Officer and any other highly compensated executive officers who were required to file reports under Section 16 of the Securities Exchange Act of 1934 (the “named executive officers”) for the year ended December 31, 2007:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)

Paul E. Hassler, President and Chief Executive Officer	2007 2006	323,687 280,020	- -	292,823 99,080	40,241 40,241	190,700 66,560	502,524 82,123	14,465 14,144	1,364,440 582,168
Todd M. Cleveland, Executive Vice President of Operations and Sales and Chief Operating Officer	2007	246,565	-	-	-	158,900	-	7,283	412,748
Andy L. Nemeth, Executive Vice President of Finance, Secretary-Treasurer, and Chief Financial Officer	2007 2006	204,451 180,024	- -	292,823 49,540	23,816 23,816	127,100 41,600	87,417 6,316	14,215 14,032	749,822 315,328
Gregory G. Lee, Executive Vice President of Marketing and New Product Development	2007	154,617	-	136,400	6,230	95,300	18,545	11,092	422,184

______________________

(1)

2007 base salaries, which took effect on January 1, 2007, were as follows: Mr. Hassler, $335,000 and Mr. Nemeth, $217,000. Effective May 18, 2007 in conjunction with the acquisition of Adorn, Mr. Hassler’s base salary was increased to $350,000, Mr. Nemeth’s base salary was increased to $230,000, Mr. Cleveland’s salary was set at $265,000 and Mr. Lee’s salary was set at $160,000.

(2)

The named executive officers were not entitled to receive any payments that would be characterized as “Bonus” payments for the fiscal years ended December 31, 2007 or 2006. Amounts listed under the column “Non-Equity Incentive Plan Compensation” constitutes Annual Incentive Plan awards for 2007 and 2006 performance that were approved by the Compensation Committee.

(3)

Represents (i) the dollar amount of optional salary deferrals in the form of stock awards that each named executive elects to receive in lieu of cash compensation at the beginning of the fiscal year, and (ii) the dollar amount of compensation associated with the stock grant awarded by the Board of Directors on June 1, 2007 in conjunction with the Adorn Acquisition.

(4)

Represents the dollar amount associated with the named executive’s option grants that are recognized as compensation for financial statement reporting purposes with respect to fiscal 2007 and 2006 in accordance with FAS 123(R) associated with stock options granted in 2004 and 2005. For a discussion of the assumptions made in the valuation, please see Note 11 to the financial statements in our Annual Report on Form 10-K under the heading Compensation Plans.

(5)	Represents amounts paid under the Annual Non-Equity Incentive Plan for that year’s performance.

(6)

Represents the aggregate change in the present value of the named executive’s accumulated benefit under the Patrick Industries, Inc. Executive Retirement Plan. In computing these amounts, the Company uses various assumptions including remaining years of service, estimated discount rates, and present value calculations. Mr. Hassler and Mr. Nemeth each became fully vested in the Plan in 2007.

(7)	Represents car allowance and company contributions pursuant to the Patrick Industries, Inc. 401(k) Plan.

The compensation represented by the amounts for the year ended December 31, 2007 set forth in the All Other Compensation column in the Summary Compensation Table for the named executive officers is detailed in the table below.

Name and Principal Position	Company Contributions to Retirement Benefit Plan	Automobile Allowance

Paul E. Hassler President and Chief Executive Officer	$1,025	$13,440
Todd M. Cleveland Executive Vice President Operations and Sales and Chief Operating Officer	$2,554	$4,729 (1)
Andy L. Nemeth Executive Vice President of Finance, Secretary-Treasurer, and Chief Financial Officer	$775	$13,440
Gregory G. Lee Executive Vice President of Operations and Distribution	$592	$10,500

______________________

(1)	Mr. Cleveland has the use of a Company car.

Grants of Plan-Based Awards

The table below sets forth information on grants to the named executives of options and stock awards as set forth in the Stock Awards section of the Summary Compensation Table in 2007:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards

Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock Awards ($)

Paul E. Hassler	01/5/07	0	0	0	0	1,648	1,648	20,023
	06/1/07	0	0	0	0	20,000	20,000	237,000
Andy L. Nemeth	01/5/07	0	0	0	0	1,648	1,648	20,023
	06/1/07	0	0	0	0	20,000	20,000	237,000
Gregory G. Lee	06/1/07	0	0	0	0	10,000	10,000	136,400

Outstanding Equity Awards at December 31, 2007

The following table summarizes the outstanding equity awards held by the named executives as of December 31, 2007:

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Paul E. Hassler	18,375	6,125	10.01	6/21/10	15,500 (4)	154,380
	12,250	12,250	9.95	10/30/11	-	-

Todd M. Cleveland	-	-	-	-	4,400 (5)	43,824

Andy L. Nemeth	10,875	3,625	10.01	6/21/10	14,400 (6)	143,424
	7,250	7,250	9.95	10/30/11	-	-

Gregory G. Lee	3,500	3,500	9.95	10/30/11	6,200 (7)	61,752

______________________

(1)

Stock options within each annual grant vest incrementally at a rate of 25% per year, with full vesting at the end of four years, and expire after six years. Unvested shares are subject to forfeiture if the named executive officer’s employment with the Company is terminated before the shares vest.

(2)

This column includes unvested restricted stock awards and shares of performance share awards that have been earned pursuant to the performance goals and other terms set forth in the award. These shares are subject to forfeiture if the Named Executive Officer’s employment with the Company is terminated before the shares vest.

(3)	Based on a market price of $9.96 per share, which was the Nasdaq Stock Market closing price on December 31, 2007.
(4)

Represents the following: (i) 10,000 shares related to Adorn Acquisition of which 5,000 shares vested on March 1, 2008 and 5,000 shares vest on June 1, 2008, and (ii) 5,500 shares related to the performance share award, which were approved by the Board of Directors on March 27, 2008 related to the consolidation of Adorn into Patrick.

(5)	Represents 4,400 shares related to the performance share awards, which were approved by the Board of Directors on March 27, 2008 related to the consolidation of Adorn into the Company.
(6)

Represents the following: (i) 10,000 shares related to Adorn Acquisition of which 5,000 shares vested on March 1, 2008 and 5,000 shares vest on June 1, 2008, and (ii) 4,400 shares related to the performance share award, which were approved by the Board of Directors on March 27, 2008 related to the consolidation of Adorn into Patrick.

(7)

Represents the following: (i) 5,000 shares related to Adorn Acquisition of which 2,500 shares vested on March 1, 2008 and 2,500 shares vest on June 1, 2008, and (ii) 1,200 shares related to the performance share award, which were approved by the Board of Directors on March 27, 2008 related to the consolidation of Adorn into Patrick.

Option Exercises and Stock Vested

The following table sets forth information about stock options exercised by the named executives in 2007 and stock awards that vested or were paid in 2007 to the named executives.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Paul E. Hassler	7,500 (1)	45,000	1,648 (2)	20,023 (3)
	-	-	10,000 (4)	129,300 (5)
Andy L. Nemeth	-	-	1,648 (2)	20,023 (3)
	-	-	10,000 (4)	129,300 (5)
Gregory G. Lee	-	-	5,000 (4)	64,650 (5)

______________________

(1)

Represents one option exercise by Mr. Hassler of 7,500 stock options on September 14, 2007, based on an exercise price of $6.30 per share and the September 14, 2007 market price equal to the Nasdaq Stock Market closing price of $12.30.

(2)

Represents officer elected deferrals of 2007 base wages in the form of common stock which vests over a period of one year on a quarterly basis. The officers elected to have the shares taxed as of the grant date of January 5, 2007 through a Section 83(b) election on made on that date. The officers paid the related withholding taxes in cash.

(3)	Based on the market price equal to the Nasdaq Stock Market closing price on January 5, 2007 of $12.15.
(4)

Represents discretionary stock grant awarded to named executives on June 1, 2007 by the Board of Directors in conjunction with the Adorn Acquisition which vested 25% on September 1, 2007 and 25% on December 1, 2007.

(5)	Based on vesting on September 1, 2007 and December 1, 2007 at a closing share price of $14.00 and $11.86, respectively.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	141,750	$9.99	657,605

Equity compensation plans not approved by security holders	0	N/A	0

Total	141,750	$9.99	657,605

Nonqualified Deferred Compensation

The following table sets forth information about the participation of the named executives in the Executive Retirement Plan and is set forth in the Summary Compensation Table under the caption “Change in Pension Value and Nonqualified Deferred Compensation Earnings”:

Name	Executive Contribution in last FY ($)	Registrant Contributions in last FY (1)	Aggregate Earnings in last FY (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of Last FYE (3)

Paul E. Hassler	-	$483,593	$18,931	-	$772,968
Andy L. Nemeth	-	86,257	1,160	-	103,988
Gregory G. Lee	-	18,545	-	-	18,545

______________________

(1)	Represents the charge to operations for the current fiscal year associated with the compensation cost recognized by the Company pursuant to the terms of the plan.
(2)	Represents the interest cost charged to operations for the current fiscal year associated with the annuity.
(3)	Represents the present value of an annuity as of December 31, 2007 to be paid at retirement pursuant to the terms of the Executive Retirement Plan agreement.

See Executive Retirement Plan summary description noted on page 21 of this proxy statement.

Potential Payments Upon Termination and Following a Change in Control for Fiscal Year 2007

We believe that the Company should provide reasonable severance benefits to our named executive officers and other general employees that are fair and commensurate with their job duties, functions, and responsibilities. We believe it is important to protect our key employees in the event of a change in control and it is also in the best interest of the Company to obtain a release from employees whose employment is terminated as well as a non-compete agreement from certain employees in the form of a severance agreement. The following table summarizes the severance agreements at December 31, 2007 for our named executives in the event they are terminated without cause:

Name	Severance	Payments upon Termination Without Cause (1)	Non Compete	Confidentiality Agreement
Paul E. Hassler	12 Months Base Salary and Insurance Benefits	$350,000	1 Year	1 Year
Andy L. Nemeth	12 Months Base Salary and Insurance Benefits	$230,000	1 Year	1 Year
Todd M. Cleveland	12 Months Base Salary and Insurance Benefits	$265,000	2 Years	1 Year

______________________

(1)	Employee is required to sign a mutual release of claims in a form satisfactory to the Company.

Employment Contracts

The Company has entered into Employment Agreements with Paul E. Hassler, Todd M. Cleveland, and Andy L. Nemeth pursuant to which they agreed to serve as executive officers of the Company. The agreements contain a non-compete clause and certain other stipulations and provide for a severance package that includes twelve (12) months base salary. Under the Agreements, voluntary termination with or without good reason, death, disability or retirement, shall not result in any obligation of the Company to make payments.

Director Compensation

Non-employee directors are paid an annual retainer of $5,000, $1,000 for each board meeting and conference call they attend, and $1,000 for each committee meeting they attend with a maximum of $2,000 per combined event. Committee members receive an additional annual retainer of $5,000, regardless of the number of committees on which they serve, and effective starting with fiscal year 2007, committee chairmen receive an additional $2,000 annual retainer. The lead director receives an additional annual retainer of $5,000. Employee directors receive no compensation as such. On an annual basis in May, each non-employee director is automatically granted a restricted stock award of 3,500 shares of the Company’s common stock, which will vest upon such director’s continued service as a member of the Board for one year or earlier upon certain events.

The following table sets forth a summary of the compensation we paid to our non-employee directors in the year ended December 31, 2007:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Terrence D. Brennan	$29,000	$48,630	---	---	---	---	$77,630
Keith V. Kankel	25,000	48,630	---	---	---	---	73,630
John H. McDermott	28,000	48,630	---	---	---	---	76,630

28

Larry D. Renbarger	26,000	48,630	---	---	---	---	74,630
Robert C. Timmins	33,000	48,630	---	---	---	---	81,630
Walter E. Wells	24,000	48,630	---	---	---	---	72,630
Harold E. Wyland	26,000	48,630	---	---	---	---	74,630

______________________

(1)	The amounts under the column headed “Fees Earned or Paid in Cash” represent meeting and retainer fees.
(2)	Represents the value of 3,500 shares of restricted stock granted to each non-employee director at a closing stock price of $12.18 on May 11, 2007.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Terrence D. Brennan (Chairman)

John H. McDermott

Larry D. Renbarger

Robert C. Timmins

Walter E. Wells

Harold E. Wyland

29

STOCK OWNERSHIP INFORMATION

The following table sets forth, as of the record date, information concerning the only parties known to us as having beneficial ownership of more than 5 percent of its outstanding common stock and information with respect to the stock ownership of all of our directors and executive officers individually and as a group. The table also sets forth the percentage ownership for the same persons after the Rights Offering, assuming all shareholders exercise their subscription rights. The address of each director and executive officer listed below is 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana, 46515-0638.

Name and Address of Beneficial Owner	Number of Shares of Common stock Beneficially Owned Before the Rights Offering	Percent of Common Stock Beneficially Owned Before the Rights Offering	Maximum Number of Shares of Common Stock Offered	Number of Shares of Common Stock Beneficially Owned After the Rights Offering (1)	Percent of Common Stock Beneficially Owned After the Rights Offering (2)

Five Percent Shareholders:
Jeffrey L. Gendell c/o Tontine Capital Management, L.L.C. 55 Railroad Avenue, 1st Floor, Greenwich, CT 06830	3,468,089 (3)	48.5%	898,075	4,366,164	48.5%
Clearbridge Advisors, LLC 399 Park Avenue New York, NY 10022	418,545 (4)	5.9%	108,383	526,928	5.9%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401	404,690 (5)	5.7%	104,796	509,486	5.7%
Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202	370,025 (6)	5.2%	95,819	465,844	5.2%

Directors:
Robert C. Timmins	63,800	*	16,521	80,321	*
John H. McDermott	38,500	*	9,969	48,469	*
Keith V. Kankel	29,186	*	7,557	36,743	*
Larry D. Renbarger	29,000	*	7,509	36,509	*
Terrence D. Brennan	21,500	*	5,567	27,067	*
Walter E. Wells	21,500	*	5,567	27,067	*
Harold E. Wyland	14,000	*	3,625	17,625	*

Named Executive Officers:
Todd M. Cleveland	25,480	*	6,598	32,078	*
Paul E. Hassler	70,113 (7)	*	10,225	80,338	*
Gregory G. Lee	12,387 (8)	*	2,301	14,688	*
Andy L. Nemeth	41,441 (9)	*	6,037	47,478	*

Directors and Executive Officers as a group (11 persons)	366,907	5.1%	81,476	448,383	5.1%

______________________

* Less than 1%.

30

(1)	Percentage assumes all shareholders subscribe in full to their pro rata portion of the shares offered in the Rights Offering.
(2)

If shareholders subscribe fully to the Rights Offering, their percentage interest remains constant. If no holder other than Tontine were to subscribe for their portion of the shares offered in the Rights Offering and Tontine purchases all unsubscribed shares, pursuant to its obligations as set forth in the Standby Purchase Agreement, Tontine’s ownership would be approximately 59.1% of the outstanding shares of the Company.

(3)

Information based on the Schedule 13D/A filed jointly by Tontine Capital Management, L.L.C. (“TCM”), Tontine Capital Partners, L.P. (“TCP”), Tontine Capital Overseas Master Fund, L.P. (“TCO”), Tontine Capital Overseas GP, L.L.C. (“TCO GP”) and Jeffrey L. Gendell on March 18, 2008. Includes 2,774,469 shares owned directly by TCP and 693,620 shares owned directly by TCO. Mr. Gendell is the managing member of TCM, the general partner of TCP. Mr. Gendell is also the managing member of TCO GP, the general partner of TCO.

(4)	Information based on latest Schedule 13G/A filed by Clearbridge Advisors, LLC on February 8, 2008.
(5)	Information based on latest Schedule 13G/A filed by Dimensional Fund Advisors, Inc. on February 6, 2008.
(6)	Information based on latest Schedule 13G/A filed by Heartland Advisors, Inc. on February 8, 2008.
(7)	Includes 30,625 options which are exercisable within 60 days of the record date.
(8)	Includes 3,500 options which are exercisable within 60 days of the record date.
(9)	Includes 18,125 options which are exercisable within 60 days of the record date.

31

RELATED PARTY TRANSACTIONS

Since April 10, 2007, we have entered into a number of transactions with Tontine, which currently owns 48.5% of our common stock and is a related party as such term is defined under Item 404(a) of Regulation S-K.

On April 10, 2007, in connection with the financing of the Adorn Acquisition, we entered into a securities purchase agreement with Tontine for the private placement of shares of our common stock. Under the terms of the securities purchase agreement, we sold 980,000 shares of common stock to Tontine at $11.25 per share for an aggregate purchase price of $11,025,000. In addition, under the securities purchase agreement, Tontine provided interim debt financing to us in the aggregate amount of $13,975,000 in exchange for the Notes. In connection with these transactions, we entered into the Amended and Restated Registration Rights Agreement with Tontine. Pursuant to the Amended and Restated Registration Rights Agreement, in December 2007, we registered for resale 2,293,089 shares of our common stock then held by Tontine.

On September 17, 2007, we entered into a standby purchase agreement with Tontine under which Tontine agreed to certain standby commitments with regard to a planned rights offering to our shareholders. Under the standby purchase agreement, Tontine agreed to purchase (i) its pro rata portion of the shares offered in the planned rights offering and (ii) any shares that were unsubscribed for by other shareholders at the close of the rights offering. The price per share to be paid by Tontine was equal to the $11.25 per share subscription price to be offered in the rights offering. This planned rights offering was replaced by the March 2008 sale of shares to Tontine and the currently proposed Rights Offering (each described below).

On March 10, 2008, we entered into a second securities purchase agreement providing for the private placement of shares of our common stock. Under the terms of the securities purchase agreement, we sold 1,125,000 shares of common stock to Tontine at $7.00 per share for an aggregate purchase price of $7,875,000. Proceeds from the sale of common stock were used to prepay approximately $7.7 million of the $14.8 million in principal then outstanding under the Notes issued to Tontine in May 2007, and to pay related accrued interest due to Tontine.

On March 10, 2008, we entered into the Standby Purchase Agreement with Tontine in connection with the proposed Rights Offering of approximately 1,850,000 additional shares of common stock to our shareholders (see Proposal 3). Pursuant to the Standby Purchase Agreement, Tontine has agreed to purchase (i) its pro rata portion of the shares offered in the Rights Offering and (ii) those shares that are unsubscribed for by other shareholders at the close of the Rights Offering at the same price of $7.00 per share being offered to our shareholders in the Rights Offering. We will use the net proceeds from the Rights Offering to prepay the remaining principal balance on the Notes, to pay related accrued interest due to Tontine under the Notes, and to reduce borrowings under our senior secured credit facility.

On March 10, 2008, in connection with the Standby Purchase Agreement, we entered into a termination agreement with Tontine, pursuant to which we and Tontine terminated the standby purchase agreement that was entered into on September 17, 2007, in connection with the previously planned rights offering.

In May 2007 and March 2008 we amended our Rights Agreement to permit the acquisition by Tontine of the shares offered in the private placement transactions and the proposed Rights Offering.

All related party transactions must be approved by a majority of the members of our Board and by a majority of independent and disinterested directors. A proposed related person transaction is generally reported to the Chief Executive Officer or Chief Financial Officer, who assists in gathering the relevant information about the transaction and presents the information to the Board of Directors or one of its Committees. The Board then approves, ratifies, or rejects the transaction. The transactions with Tontine, as described above, were approved by the Board consistent with this policy.

32

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight of our financial reporting process through periodic meetings with our independent auditors, principal accounting officer and management to review accounting, auditing, internal controls and financial reporting matters. Our management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on senior management, including senior financial management, and the independent auditors.

We have reviewed and discussed with senior management our audited financial statements included in the 2007 Annual Report to Shareholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States of America.

We have discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of our financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from Ernst & Young LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between us and Ernst & Young LLP that in their professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent from us within the meaning of the federal securities laws.

Based on the review and discussions described above, with respect to our audited financial statements included in our 2007 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in our Annual Report on Form 10-K for filing with the SEC.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and our independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of our independent auditors with respect to such financial statements.

The Audit Committee

Robert C. Timmins (Chairman)

Terrence D. Brennan

John H. McDermott

Larry D. Renbarger

Walter E. Wells

Harold E. Wyland

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

33

INDEPENDENT PUBLIC ACCOUNTANTS

On April 5, 2007, the Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm. As noted above, the Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Effective April 5, 2007, the Audit Committee approved the dismissal of McGladrey & Pullen, LLP as our independent registered public accounting firm. The reports of McGladrey & Pullen, LLP on our financial statements as of and for the years ended December 31, 2006 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the year ended December 31, 2006, there were no disagreements with McGladrey & Pullen, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of McGladrey & Pullen, LLP, would have caused McGladrey & Pullen, LLP to make reference thereto in its reports on our financial statements for such year.

Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP and McGladrey & Pullen, LLP for the audit of our annual financial statements for the years ended December 31, 2007 and 2006, respectively:

	2007	2006

Audit Fees (1)	$577,050	$166,185
Audit-Related Fees (2)	44,800	17,870
Tax Services (3)	5,850	30,030
All Other Fees (4)	---	6,225

(1)

Audit fees consist of fees for professional services rendered for the audit of our financial statements and review of financial statements included in our quarterly reports and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees are fees principally for professional services rendered for the audit of our employee benefit plans and due diligence and technical accounting consulting and research.
(3)

Tax services fees consist of preparation of Federal and State tax returns, assistance with preparation of tax inquiries, primarily from state and local tax authorities, enterprise zone property tax filings, and preparation and review of employee benefit plan filings.

(4)

Other services in 2006 consisted primarily of attendance at board of director meetings. Other services in 2005 consisted primarily of consulting services for strategic planning and executive compensation strategy and wage comparisons.

The Audit Committee has advised us that it has determined that the non-audit services rendered by the our independent auditors during our most recent fiscal year are compatible with maintaining the independence of such auditors.

The Audit Committee has adopted a Pre-Approval Policy for Audit and Non-Audit Services pursuant to which it pre-approves all audit and non-audit services provided by the independent auditors prior to each particular engagement. The Committee has delegated authority to its Chairman to approve proposed services other than the annual audit, tax and quarterly review services, and the Chairman must report any approvals to the balance of the Committee at the next scheduled meeting.

34

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the Annual Report for the year ended December 31, 2007 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker, or other nominee. Upon written or oral request to Andy L. Nemeth, we will provide a separate copy of the Annual Report for the year ended December 31, 2007 or Notice of Annual Meeting and Proxy Statement.

Other Matters

A copy of our Annual Report on Form 10-K for the year ended December 31, 2007, excluding certain of the exhibits thereto, may be obtained without charge by writing to Andy L. Nemeth, Patrick Industries, Inc., P.O. Box 638, Elkhart, Indiana 46515-0638.

The Board of Directors knows of no other proposals which may be presented for action at the meeting. However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Shareholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided.

By Order of the Board of Directors,

ANDY L. NEMETH Secretary

April 21, 2008

35

APPENDIX A

Article IX

of the Articles of Incorporation

of

Patrick Industries, Inc.

Proposed for deletion by vote of shareholders

at the

2008 Annual Meeting of Shareholders

Article IX - Directors

Section 1.               The property, business and affairs of the Corporation shall be managed and controlled by the Board of Directors. The number of directors of the Corporation shall not be less than nine, the exact number of directors to be specified in the By-Laws from time to time, and such number shall be nine until otherwise determined by majority vote of the whole Board. The term “whole Board” means the total number of directors which the Corporation would have if there were no vacancies. Directors need not be stockholders of the Corporation.

Section 2.               The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the whole board permits, with the term of office of one class expiring each year. At the annual meeting of shareholders in 1986 directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by statute, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders. Subject to the foregoing, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

Section 3.               Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Shareholder nominations shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than 20 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors. Each notice shall set forth (a) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (b) the principal occupation or employment of each such nominee and (c) the number of shares of the Corporation which are beneficially owned by each such nominee. The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Section 4.               Notwithstanding any other provisions of these Articles of Incorporation or the By-Laws of the Corporation, the power to remove directors of the Corporation is expressly reserved to the Board of Directors, by the affirmative vote of a majority of the whole Board.

STANDBY PURCHASE AGREEMENT

This STANDBY PURCHASE AGREEMENT (this “Agreement”) dated as of March 10, 2008, by and among Patrick Industries, Inc., an Indiana corporation (the “Company”), Tontine Capital Partners, L.P., a Delaware limited partnership (“TCP”), and Tontine Capital Overseas Master Fund, L.P., a Cayman Islands limited partnership (“TCO” and collectively with TCP, the “Standby Purchasers”);

W I T N E S S E T H:

WHEREAS, the Standby Purchasers and the Company entered into that certain Standby Purchase Agreement dated as of September 17, 2007 (the “Original Agreement”), which provided for the purchase by the Standby Purchasers of shares of the Company’s common stock (the “Common Stock”) in a rights offering proposed under the terms set forth in the Original Agreement (the “Original Rights Offering”); and

WHEREAS, the Standby Purchasers and the Company have terminated the Original Agreement and the Company has terminated the Original Rights Offering, each effective as of the date hereof; and

WHEREAS, in connection with the termination of the Original Agreement and the Original Rights Offering and concurrently with the execution of this Agreement, the Standby Purchasers have entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) pursuant to which the Standby Purchasers have agreed to purchase 1,125,000 shares of Common Stock at a purchase price of $7.00 per share, or an aggregate purchase price of $7,875,000; and

WHEREAS, the Company proposes, as soon as practicable after the Rights Offering Registration Statement (as defined herein) becomes effective, to commence a new rights offering and distribute to holders of the Common Stock of record as of the close of business on the record date of such rights offering (the “Record Date”), non-transferable rights (the “Rights”) to subscribe for and purchase additional shares of Common Stock (the “New Shares”) at a subscription price (the “Subscription Price”) in accordance with the term sheet attached hereto as Annex A and incorporated herein by reference (such term sheet, the “Term Sheet” and such offering, the “Rights Offering”); and

WHEREAS, pursuant to the Rights Offering, shareholders of record will receive one Right, as determined in accordance with the Term Sheet, for each share of Common Stock held by them as of the Record Date, and each whole Right will entitle the holder to purchase a fraction of one New Share, at the Subscription Price (the “Basic Subscription Privilege”); and

WHEREAS, the Company has requested the Standby Purchasers to agree to purchase from the Company upon expiration of the Rights Offering, and the Standby Purchasers are willing to so purchase, New Shares, at the Subscription Price, to the extent such New Shares are not purchased by shareholders pursuant to the exercise of Rights;

WHEREAS, the Company and the Standby Purchasers entered into an Amended and Restated Registration Rights Agreement, dated May 18, 2007 (the “Registration Rights Agreement”) pursuant to which the Company has agreed under certain circumstances to register the resale of shares of Common Stock held by the Standby Purchasers and whereby the Securities (as defined herein) purchased by the Standby Purchasers pursuant to this Agreement would also be eligible to be registered for resale; and

WHEREAS, the Company shall use the proceeds obtained in connection with the Rights Offering and the transactions contemplated under the Securities Purchase Agreement to prepay in full the outstanding principal and pay related accrued interest under the Senior Subordinated Promissory Notes dated as of May 18, 2007, issued by the Company to the Standby Purchasers in connection with financing the Company’s acquisition of Adorn Holdings, Inc.;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto hereby agree as follows:

Section 1.    Certain Other Definitions. The following terms used herein shall have the meanings set forth below:

“Action” shall mean any action, suit, claim, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation against or affecting the Company, any of its Subsidiaries or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), public board, stock market, stock exchange or trading facility.

“Affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Basic Subscription Privilege” shall have the meaning set forth in the recitals hereof.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Indiana.

“Closing” shall mean the closing of the purchases described in Section 2 hereof, which shall be held at 10:00 a.m. (Chicago time) on the Closing Date at the offices of Barack Ferrazzano Kirschbaum and Nagelberg LLP located at 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, or such other time and place as may be agreed to by the parties hereto.

“Closing Date” shall mean the date that is three (3) Business Days after the Rights Offering Expiration Date, or such other date as may be agreed to by the parties hereto.

“Code” shall have the meaning set forth in Section 3(q) hereof.

“Commission” shall mean the United States Securities and Exchange Commission, or any successor agency thereto.

“Common Stock” shall have the meaning set forth in the recitals hereof.

“Company” shall have the meaning set forth in the preamble hereof.

“Company Indemnified Persons” shall have the meaning set forth in Section 9(b) hereof.

“Company Shareholder Approval” shall have the meaning set forth in Section 3(h) hereof.

“Environmental Laws” shall have the meaning set forth in Section 3(o) hereof.

“ERISA” shall have the meaning set forth in Section 3(y) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Expenses” shall have the meaning set forth in Section 6(b) hereof.

“Hazardous Materials” shall have the meaning set forth in Section 3(o) hereof.

“GAAP” shall have the meaning set forth in Section 3(e) hereof.

“IBCL” shall mean the Indiana Business Corporation Law; as amended.

“Indemnified Persons” shall have the meaning set forth in Section 9(b) hereof.

“Intellectual Property” shall have the meaning set forth in Section 3(l) hereof.

“Investment Company” shall have the meaning set forth in Section 3(q) hereof.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other law, rule, regulation, order, judgment, decree, ordinance, policy or directive, including those entered, issued, made, rendered or required by any court, administrative or other governmental body, agency or authority, or any arbitrator.

“Market Adverse Effect” shall have the meaning set forth in Section 7(a)(iii) hereof.

“Material Adverse Effect” shall mean a material adverse effect on the financial condition, or on the earnings, financial position, operations, assets, results of operation, business or prospects of the Company and its Subsidiaries taken as a whole.

“New Shares” shall have the meaning set forth in the recitals hereof.

“Original Agreement” shall have the meaning set forth in the recitals hereof.

“Original Rights Offering” shall have the meaning set forth in the recitals hereof.

“Permits” shall have the meaning set forth in Section 3(n) hereof.

“Person” shall mean an individual, corporation, partnership, association, joint stock company, limited liability company, joint venture, trust, governmental entity, unincorporated organization or other legal entity.

“Prospectus” shall mean a prospectus, as defined in Section 2(10) of the Securities Act, that meets the requirements of Section 10 of the Securities Act and is current with respect to the securities covered thereby.

“Proxy Statement” shall mean a definitive proxy statement filed with the Commission relating to the Rights Offering and the transactions contemplated hereunder, together with all amendments, supplements and exhibits thereto.

“Registration Rights Agreement” shall have the meaning set forth in the recitals hereof.

“Record Date” shall have the meaning set forth in the recitals hereof.

“Rights” shall have the meaning set forth in the recitals hereof.

“Rights Agreement” shall have the meaning set forth in Section 3(x) hereof.

“Rights Offering” shall have the meaning set forth in the recitals hereof.

“Rights Offering Expiration Date” shall mean the date on which the subscription period under the Rights Offering expires.

“Rights Offering Prospectus” shall mean the final Prospectus included in the Rights Offering Registration Statement for use in connection with the issuance of the Rights.

“Rights Offering Registration Statement” shall mean the Company’s Registration Statement on Form S-1 under the Securities Act or such other appropriate form under the Securities Act, pursuant to which the Rights and underlying shares of Common Stock will be registered pursuant to the Securities Act.

“SEC Documents” shall have the meaning set forth in Section 3(e) hereof.

“Securities” shall mean those of the New Shares and Unsubscribed Shares that are purchased by the Standby Purchasers pursuant to Section 2 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Securities Purchase Agreement” shall have the meaning set forth in the recitals hereof.

“Standby Indemnified Persons” shall have the meaning set forth in Section 9(a) hereof.

“Standby Purchasers” shall have the meaning set forth in the preamble hereof.

“Subscription Agent” shall have the meaning set forth in Section 6(a)(vii) hereof.

“Subscription Price” shall have the meaning set forth in the recitals hereof.

“Subsidiaries” shall mean with respect to the Company, Machinery Inc., Harlan Machinery Inc., Adorn Holdings Inc. and Adorn, L.L.C.

“Term Sheet” shall have the meaning set forth in the recitals hereof.

“Unsubscribed Shares” shall have the meaning set forth in Section 2(b) hereof.

Section 2.	Standby Purchase Commitment.

(a)           The Standby Purchasers hereby agree to purchase from the Company, and the Company hereby agrees to sell to the Standby Purchasers, at the Subscription Price, all of the New Shares that will be available for purchase by the Standby Purchasers pursuant to their Basic Subscription Privilege.

(b)         Standby Purchasers hereby agree to purchase from the Company, and the Company hereby agrees to sell to the Standby Purchasers, at the Subscription Price, any and all New Shares if and to the extent such New Shares are not purchased by the Company’s shareholders (the “Unsubscribed Shares”) pursuant to the exercise of Rights. It is understood and agreed that if, and to the extent that the

Standby Purchasers are required to purchase Unsubscribed Shares pursuant to this subsection (b), the Standby Purchasers reserve the right to determine the allocation of Unsubscribed Shares to be purchased by each of them, so long as they purchase 100% of the Unsubscribed Shares in the aggregate.

(c)           Payment of the Subscription Price for the Securities shall be made, on the Closing Date, against delivery of certificates evidencing the Securities, in United States dollars by means of certified or cashier’s checks, bank drafts, money orders or wire transfers.

Section 3.          Representations and Warranties of the Company. Except as set forth in the Company’s Disclosure Schedule attached hereto, the Company represents and warrants to the Standby Purchasers that:

(a)         Organization and Qualification. The Company has no subsidiaries other than the Subsidiaries. The Company and each of its Subsidiaries is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, with corporate power and authority to own, lease, use and operate its properties and to carry on its business as now operated and conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or limited liability company to do business and is in good standing in each jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Neither the Company nor any Subsidiary is in violation of any provision of its respective certificate or articles of incorporation, articles of organization, partnership agreement, bylaws or other organizational or charter documents, as the same may have been amended.

(b)         Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered by the Company and, subject to approval by the Company’s shareholders, constitutes a binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)         Capitalization.  The authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock, of which 6,008,033 shares are issued and outstanding; and (ii) 1,000,000 shares of Preferred Stock, of which no shares are issued and outstanding, as of the date hereof. As of the date of this Agreement, except as set forth on Schedule 3(c) or disclosed in the Company’s Proxy Statement filed on October 9, 2007, (A) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries, or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock and (B) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of its or their securities under the 1933 Act (except the Registration Rights Agreement). All of the outstanding shares of Common Stock have been duly authorized, are validly issued, fully paid and nonassessable and were offered, sold and issued in compliance with all applicable federal and state securities laws and without violating any contractual obligation or any other preemptive or similar rights.

(d)         No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with or result in a violation of any provision of the Articles of Incorporation, as amended, of the Company or the Bylaws, as amended, of the Company, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, patent, patent license or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any Legal Requirement (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). Neither the Company nor any of its Subsidiaries is in violation of its Certificate or Articles of Incorporation, bylaws or other organizational documents and neither the Company nor any of its Subsidiaries is in default (and no event has occurred which with notice or lapse of time would result in a default) under, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any property or assets of the Company or any of its Subsidiaries is bound or affected, except for possible defaults as would not, individually or in the aggregate, have a Material Adverse Effect. Except with respect to any filings or notices related to the issuance of the New Shares and the Securities to be filed with Nasdaq, if any, and as required under the Securities Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under this Agreement. All consents, authorizations, orders, filings and registrations that the Company is required to effect or obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

(e)	SEC Documents; Financial Statements.

(i)          Since December 31, 2005, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Securities Act and the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”), or has timely filed for a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the Commission, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)         As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, year end adjustments or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the financial statements of the Company included in the

SEC Documents, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2006, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, which, individually or taken in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(iii)        Except as set forth on Schedule 3(e), the Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act).

(f)          Absence of Certain Changes. Except as set forth on Schedule 3(f), since December 31, 2006, other than circumstances affecting the recreational vehicle and manufactured housing industries generally, there has not occurred any event or circumstance that has had, resulted in, or would reasonably be expected to have, a Material Adverse Effect. Except with respect to the transactions contemplated hereby and except as set forth on Schedule 3(f), since December 31, 2006, the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice, (B) liabilities not required to be reflected on the Company’s financial statements pursuant to GAAP, and (C) liabilities disclosed in filings made with the Commission.

(g)         Rights Offering Registration Statement. At the time the Rights Offering Registration Statement becomes effective, the Rights Offering Registration Statement will comply in all material respects with the requirements of the Securities Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus, at the time the Rights Offering Registration Statement becomes effective and at the Closing Date, will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Rights Offering Registration Statement or the Prospectus made in reliance upon and in conformity with the information furnished to the Company in writing by the Standby Purchasers for use in the Rights Offering Registration Statement or in the Prospectus.

(h)         Proxy Statement. The Proxy Statement will not, on the date it is first mailed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and will not, at the time the shareholders of the Company vote at a meeting of the shareholders of the Company, to approve (i) the Rights Offering and (ii) this Agreement and the transactions hereunder (the “Company Shareholder Approval”) omit to state any material fact necessary to correct any statement in any earlier communication from the Company with respect to the solicitation of proxies for the Company Shareholder Approval which shall have become false or misleading in any material respect. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information furnished to the Company in writing by the Standby Purchasers for inclusion or incorporation by reference in any of the foregoing documents.

(i)          Prospectus. The documents incorporated by reference into the Prospectus, when they become effective or at the time they are filed with the Commission, as the case may be, will comply in all material respects with the applicable provisions of the Exchange Act.

(j)          Valid Issuance. All of the Securities and New Shares will have been duly authorized for issuance prior to the Closing (assuming Company Shareholder Approval has been obtained), and, when issued and distributed as set forth in the Prospectus, will be validly issued, fully paid and non-assessable; and none of the Securities or New Shares will have been issued in violation of the preemptive rights of any security holders of the Company arising as a matter of law or under or pursuant to the Company’s Articles of Incorporation, as amended, the Company’s Bylaws, as amended, or any agreement or instrument to which the Company is a party or by which it is bound.

(k)         Absence of Litigation. There is no Action pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries that (i) adversely affects or challenges the legality, validity or enforceability of this Agreement, or (ii) would, if there were an unfavorable decision, have or reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending any investigation by the Commission involving the Company or any current or former director or officer of the Company (in his or her capacity as such). The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

(l)          Intellectual Property. The Company and each of its Subsidiaries owns or possesses the requisite licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, copyrights, trademarks, trademark applications, service marks, service names, trade names and copyrights (“Intellectual Property”) necessary to enable it to conduct its business as now operated (and, to the Company’s knowledge, as presently contemplated to be operated in the future); except as set forth on Schedule 3(l), there is no claim or Action by any person pertaining to, or proceeding pending, or to the Company’s knowledge threatened, which challenges the right of the Company or of a Subsidiary with respect to any Intellectual Property necessary to enable it to conduct its business as now operated and to the Company’s knowledge, the Company’s or its Subsidiaries’ current products and processes do not infringe on any Intellectual Property or other rights held by any person, except where any such infringement would not reasonably be expected to have a Material Adverse Effect.

(m)        Tax Status. The Company and each of its Subsidiaries has made or filed all federal, state and foreign income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax.

(n)	Permits; Compliance.

(i)          The Company and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, “Permits”), and there is no Action pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Permits. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, any of the Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(ii)         Except as set forth on Schedule 3(n), since December 31, 2006, no event has occurred or, to the knowledge of the Company, circumstance exists that (with or without notice or lapse of time): (a) would reasonably be expected to constitute or result in a violation by the Company or any of its Subsidiaries, or a failure on the part of the Company or its Subsidiaries to comply with, any Legal Requirement; or (b) would reasonably be expected to give rise to any obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except in either case that would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3(n), neither the Company nor any of its Subsidiaries has received any notice or other communication from any regulatory authority or any other person, nor does the Company have any knowledge regarding: (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (y) any actual, alleged, possible or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except in either case that would not reasonably be expected to have a Material Adverse Effect.

(iii)        The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder that are applicable to it and has taken reasonable steps such that the Company expects to be in a position to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder at such time as Section 404 becomes applicable to the Company.

(iv)        The Company is, and has reason to believe that for the foreseeable future it will continue to be, in compliance with all applicable rules of the Nasdaq Stock Market. The Company has not received notice from Nasdaq that the Company is not in compliance with the rules or requirements thereof. The issuance and sale of the Securities under this Agreement does not contravene the rules and regulations of the Nasdaq Stock Market.

(o)         Environmental Matters. “Environmental Laws” shall mean, collectively, all Legal Requirements, including any federal, state, local or foreign statute, laws, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment issued against the Company or its Subsidiaries, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Except for such matters as could not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) the Company and its Subsidiaries have complied and are in compliance with all applicable Environmental Laws; (ii) without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained, have complied, and are in compliance with all Permits that are required pursuant to Environmental Laws for the occupation of their respective facilities and the operation of their respective businesses; (iii) none of the Company or its Subsidiaries has received any written notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities (including fines, penalties, costs and expenses), including any investigatory, remedial or corrective obligations, relating to any of them or their respective facilities arising under Environmental Laws, nor, to the knowledge of the Company is there any factual basis therefore; (iv) there are no underground storage tanks, polychlorinated biphenyls, urea formaldehyde or other hazardous substances

(other than small quantities of hazardous substances for use in the ordinary course of the operation of the Company’s and its Subsidiaries’ respective businesses, which are stored and maintained in accordance and in compliance with all applicable Environmental Laws), in, on, over, under or at any real property owned or operated by the Company and/or its Subsidiaries; (v) there are no conditions existing at any real property or with respect to the Company or any of its Subsidiaries that require remedial or corrective action, removal, monitoring or closure pursuant to the Environmental Laws and (vi) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has contractually, by operation of law, or otherwise amended or succeeded to any liabilities arising under any Environmental Laws of any predecessors or any other Person.

(p)         Title to Property. Except for any lien for current taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings and except as set forth on Schedule 3(p), the Company and its Subsidiaries have good and marketable title to all real property and all personal property owned by them which is material to the business of the Company and its Subsidiaries. Any leases of real property and facilities of the Company and its Subsidiaries are valid and effective in accordance with their respective terms, except as would not have a Material Adverse Effect.

(q)         No Investment Company or Real Property Holding Company. The Company is not, and upon the issuance and following the transactions contemplated by this Agreement will not be, an “investment company” as defined under the Investment Company Act of 1940 (“Investment Company”). The Company is not controlled by an Investment Company. The Company is not a United States real property holding company, as defined under the Internal Revenue Code of 1986, as amended (the “Code”).

(r)          No Brokers. The Company has taken no action which would give rise to any claim by any person for brokerage commissions, transaction fees or similar payments relating to this Agreement or the transactions contemplated hereby.

(s)         Registration Rights. Except pursuant to the Registration Rights Agreement and this Agreement, neither the Company nor any Subsidiary is currently subject to any agreement providing any person or entity any rights (including piggyback registration rights) to have any securities of the Company or any Subsidiary registered with the Commission or registered or qualified with any other governmental authority.

(t)          Exchange Act Registration. The Common Stock is registered pursuant to the Exchange Act, and the Company has taken no action designed to, or which, to the knowledge of the Company, is likely to have the effect of, terminating the registration of the Common Stock.

(u)         Labor Relations. No labor or employment dispute exists or, to the knowledge of the Company, is imminent or threatened, with respect to any of the employees of the Company that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(v)         Transactions with Affiliates and Employees. Except as set forth in the SEC Documents, none of the officers or directors of the Company, and to the knowledge of the Company, none of the employees of the Company, is presently a party to any transaction or agreement with the Company (other than for services as employees, officers and directors) exceeding $100,000, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(w)        Insurance. The Company and its Subsidiaries have insurance policies in full force and effect of a type, covering such risks and in such amounts, and having such deductibles and exclusions as are customary for conducting businesses and owning assets similar in nature and scope to those of the Company and its Subsidiaries. The amounts of all such insurance policies and the risks covered thereby are in accordance in all material respects with all material contracts and agreements to which the Company and/or its Subsidiaries is a party and with all applicable Legal Requirements. With respect to each such insurance policy: (i) the policy is valid, outstanding and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally, equitable limitations on the availability of specific remedies and principles of equity (regardless of whether such enforcement is considered in a proceeding in law or in equity); (ii) neither the Company nor any of its Subsidiaries is in breach or default with respect to its obligations thereunder in any material respect; and (iii) no party to the policy has repudiated, or given notice of an intent to repudiate, any provision thereof.

(x)         Approved Acquisitions of Securities; No Anti-Takeover Provisions. Prior to Closing, the Company will have taken all necessary action, if any, required under the laws of the State of Indiana or otherwise to allow the Standby Purchasers to acquire the Securities pursuant to this Agreement, including the adoption of irrevocable resolutions approving and exempting from the restrictions in Section 18 and Section 19 of Chapter 43 of the IBCL the transactions contemplated by this Agreement. Without limitation of the foregoing, the Company will have not amended its Bylaws to opt in to the provisions of the IBCL pertaining to the acquisition of a controlling interest (IBCL 23-1-42-1 through 23-1-42-11) with respect to the acquisition by the Standby Purchasers of the Securities. Except for the Rights Agreement, the Company has no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Articles of Incorporation or Bylaws, each as amended (or similar charter documents), that is or could become applicable to the Standby Purchasers as a result of the Standby Purchasers and the Company fulfilling their obligations or exercising their rights under this Agreement, including without limitation the Company’s issuance of the Securities and the Standby Purchasers’ ownership of the Securities. Prior to Closing, the Company will have amended the Rights Agreement, dated March 21, 2006, as amended, by and between the Company and National City Bank, as Rights Agent (the “Rights Agreement”), to accommodate the issuance and sale of the Securities to the Standby Purchasers, in a form reasonably acceptable to the Standby Purchasers.

(y)         ERISA. Based upon the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder: (i) neither the Company nor any of its Subsidiaries has engaged in any Prohibited Transactions (as defined in Section 406 of ERISA and Section 4975 of the Code); (ii) the Company and each of its Subsidiaries has met all applicable minimum funding requirements under Section 302 of ERISA in respect to its plans; (iii) neither the Company nor any of its Subsidiaries has any knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); neither the Company nor any of its Subsidiaries has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than its or such Subsidiary’s employees; and (v) neither the Company nor any of its Subsidiaries has withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

(z)         Disclosure. The Company understands and confirms that the Standby Purchasers will rely on the representations and covenants contained herein in effecting the transactions contemplated by this Agreement. All representations and warranties provided to the Standby Purchasers including the disclosures in the Company’s disclosure schedules attached hereto furnished by or on behalf of the Company, taken as a whole are true and correct and do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or its Subsidiaries or its or their businesses, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

Section 4.           Representations and Warranties of Standby Purchasers. Each Standby Purchaser, severally and not jointly, represents and warrants to the Company, as to itself only, as follows:

(a)         Organization. Such Standby Purchaser is a partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)         Authorization. This Agreement has been duly and validly authorized, executed and delivered by such Standby Purchaser and constitutes a binding obligation of such Standby Purchaser enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)         Accredited Investor. Such Standby Purchaser is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act and is acquiring the Securities for investment for its own account, with no present intention of dividing its participation with others (other than in accordance with Section 12 hereof) or reselling or otherwise distributing the same in violation of the Securities Act or any applicable state securities laws.

(d)         Resale of Securities. Such Standby Purchaser understands that: (i) other than pursuant to the Registration Rights Agreement, the resale of the Securities has not been and is not being registered under the Securities Act or any applicable state securities laws, and the Securities may not be sold or otherwise transferred unless (a) the Securities are sold or transferred pursuant to an effective registration statement under the Securities Act, (b) at the Company’s request, such Standby Purchaser shall have delivered to the Company an opinion of counsel (which opinion shall be in form, substance and scope reasonably satisfactory to the Company’s counsel) to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, or (c) the Securities are sold pursuant to Rule 144 promulgated under the Securities Act; (ii) any sale of such Securities made in reliance on Rule 144 under the Securities Act may be made only in accordance with the terms of such Rule; and (iii) except as set forth in the Registration Rights Agreement, neither the Company nor any other Person is under any obligation to register such Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Such Standby Purchaser acknowledges that an appropriate restrictive legend will be placed on the certificate or certificates representing the Securities that may be issued pursuant to this Agreement in a form substantially similar to the legend set forth below (and a stop-transfer order may be placed against transfers of the certificates evidencing such Securities). The legend shall be removed upon the effectiveness of a registration statement filed pursuant to the Registration Rights Agreement.

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE CORPORATION.”

Section 5.	Deliveries at Closing.
(a)	At the Closing, the Company shall deliver to each Standby Purchaser the following:

(i)          A certificate or certificates representing the number of shares of Common Stock issued to such Standby Purchaser pursuant to Section 2 hereof; and

(ii)         A certificate of an officer of the Company on its behalf to the effect that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects on and as of the Closing Date, with the same effect as if made on the Closing Date.

(b)	At the Closing, each Standby Purchaser shall deliver to the Company the following:

(i)          Payment of the Subscription Price of the Securities purchased by such Standby Purchaser, as set forth in Section 2(c) hereof; and

(ii)         A certificate of such Standby Purchaser to the effect that the representations and warranties of such Standby Purchaser contained in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date.

Section 6.	Covenants.

(a)         Covenants. The Company agrees as follows between the date hereof and the Closing Date:

(i)          To use its reasonable best efforts to have the Board recommend to the shareholders of the Company to approve this Agreement and the transactions contemplated hereunder;

(ii)         To as soon as reasonably practicable (A) seek the Company Shareholder Approval and (B) file with the Commission the Rights Offering Registration Statement and the Proxy Statement;

(iii)        To use reasonable best efforts to cause the Rights Offering Registration Statement, and any amendments thereto to become effective as promptly as possible, and to cause the Proxy Statement to be cleared by the Commission as promptly as practicable;

(iv)	To use reasonable best efforts to effectuate the Rights Offering;

(v)         As soon as reasonably practicable after the Company is advised or obtains knowledge thereof, to advise the Standby Purchasers with a confirmation in writing, of (A) the time when the Rights Offering Registration Statement, or any amendment thereto has been filed or declared effective or the Prospectus or any amendment or supplement thereto has been filed, (B) the issuance by the Commission of any stop order, or of the initiation or threatening of any proceeding, suspending the effectiveness of the Rights Offering Registration Statement, or any amendment thereto or any order preventing or suspending the use of any preliminary prospectus or the Prospectus or any amendment or supplement thereto, (C) the issuance by any state securities commission of any notice of any proceedings for the suspension of the qualification of the New Shares for offering or sale in any jurisdiction or of the initiation, or the threatening, of any proceeding for that purpose, (D) the receipt of any comments from the Commission, and (E) any request by the Commission for any amendment to the Rights Offering Registration Statement, or any amendment or supplement to the Prospectus or for additional information. The Company will use its reasonable best efforts to prevent the issuance of any such order or the imposition of any such suspension and, if any such order is issued or suspension is imposed, to obtain the withdrawal thereof as promptly as possible;

(vi)        To operate the Company’s business in the ordinary course of business consistent with past practice;

(vii)       To notify, or to cause the subscription agent for the Rights Offering (the “Subscription Agent”) to notify the Standby Purchasers, on each Friday during the exercise period of the Rights, or more frequently if reasonably requested by the Standby Purchasers, of the aggregate number of Rights known by the Company or the Subscription Agent to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be;

(viii)      Not to issue any shares of capital stock of the Company, or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, securities convertible into or exchangeable for capital stock of the Company, or other agreements or rights to purchase or otherwise acquire capital stock of the Company, except for (A) shares of Common Stock issuable upon exercise of stock options existing on the date hereof, and (B) an additional 30,108 shares of Common Stock in connection with a stock bonus program established by the Company for the benefit for certain Company employees in connection with integration activities relating to the Company’s acquisition of Adorn Holdings, Inc.

(ix)        Not to authorize any stock split, stock dividend, stock combination or similar transaction affecting the number of issued and outstanding shares of Common Stock;

(x)         Not to declare or pay any dividends or repurchase any shares of Common Stock; and

(xi)        Not to incur any indebtedness or guarantees thereof, other than borrowings in the ordinary course of business and consistent with past practice.

(b)         Expense Reimbursement. The Company agrees to promptly reimburse the Standby Purchasers for all of their reasonable out-of-pocket costs and expenses and reasonable attorneys’ fees (collectively, “Expenses”) incurred by the Standby Purchasers in connection with this Agreement, the drafting and negotiation of documentation in connection with the transactions contemplated hereunder and all other activities relating to the transactions contemplated hereunder upon the Company’s receipt of all reasonably requested documentation to support the incurrence by the Standby Purchasers of such Expenses.

(c)         Public Statements. Neither the Company nor the Standby Purchasers shall issue any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party hereto, which consent shall not be unreasonably withheld or delayed, except (i) if such public announcement, statement or other disclosure is required by applicable law or applicable stock market regulations, in which case the disclosing party shall consult in advance with respect to such disclosure with the other parties to the extent reasonably practicable, or (ii) the filing of an amendment or amendments to Schedule 13D of the Standby Purchasers, to which a copy of this Agreement may be attached as an exhibit thereto.

(d)         Rights Agreement. As soon as practicable after the date hereof, the Company shall amend the Rights Agreement to permit the acquisition by the Standby Purchasers and their respective Affiliates of the shares of Common Stock contemplated by Section 2 of this Agreement.

(e)         Access to Information. Between the date hereof and the Closing Date, the Company will afford, to the officers, accountants, attorneys and authorized representatives of the Standby Purchasers, reasonable access during normal business hours to the corporate and other offices, personnel, advisors, consultants, properties, contracts, commitments, books and records of the Company and its Subsidiaries, whether such documents are located on the premises of the Company or elsewhere. The Company shall furnish the Standby Purchasers with all such statements (financial and otherwise), records and documents or copies thereof, and other information concerning the business and affairs of the Company and its Subsidiaries as the Standby Purchasers shall from time to time reasonably request. The Company further agrees to cause its accountants, attorneys and other representatives to fully cooperate with Standby Purchasers and their representatives in connection with the right of access granted herein.

Section 7.	Conditions to Closing.

(a)         The obligations of each Standby Purchaser to consummate the transactions contemplated hereunder are subject to the fulfillment, prior to or on the Closing Date, of the following conditions:

(i)          The representations and warranties of the Company in Section 3 shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made on such date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date);

(ii)         Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, there shall not have been any Material Adverse Effect and no event shall have occurred or circumstance shall exist which would reasonably likely result in a Material Adverse Effect;

(iii)        As of the Closing Date, none of the following events shall have occurred and be continuing: (A) trading in the Common Stock shall have been suspended by the Commission or the Nasdaq Stock Market or trading in securities generally on the Nasdaq Stock Market, the New York Stock Exchange or the American Stock Exchange shall have been suspended or limited or minimum prices shall have been established on either such exchange or the Nasdaq Stock Market, (B) a banking moratorium shall have been declared either by U.S. federal or New York State authorities, or (C) there shall have occurred any material new outbreak or material escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis which has a material adverse effect on the U.S. financial markets (collectively, a “Market Adverse Effect”);

(iv)        As of the Closing Date, the Company shall not have amended its Bylaws to opt back in to the provisions of the IBCL pertaining to the acquisition of a controlling interest (IBCL 23-1-42-1 through 23-1-42-11); provided, however, that the Company may so amend its Bylaws to opt into the provisions of Chapter 42 of the IBCL once the purchase and issuance of the Securities hereunder is complete;

(v)         The Board shall have adopted irrevocable resolutions approving and exempting from the restrictions in Section 18 and Section 19 of Chapter 43 of the IBCL the transactions contemplated by this Agreement.

(vi)        As of the Closing Date, the amendment to the Rights Agreement referenced in Section 6(d) shall continue to be in full force and effect to accommodate the issuance and sale of the Securities to the Standby Purchasers and to allow the Standby Purchasers to purchase all of the Securities issued pursuant to this Agreement; and

(b)         The obligations of the Company to consummate the transactions contemplated hereunder are subject to the representations and warranties of the Standby Purchasers in Section 4 being true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made as of such date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date).

(c)         The obligations of each of the Company and the Standby Purchasers to consummate the transactions contemplated hereunder in connection with the Rights Offering are subject to the fulfillment, prior to or on the Closing Date, of the following conditions:

(i)          No judgment, injunction, decree or other legal restraint shall prohibit, or have the effect of rendering unachievable, the consummation of the Rights Offering or the transactions contemplated by this Agreement;

(ii)         The Standby Purchasers and the Company shall have entered into the Securities Purchase Agreement and the Standby Purchasers and the Company shall have consummated the purchase and sale of Common Stock provided for thereunder.

(iii)        The Rights Offering Registration Statement shall have been filed with the Commission and declared effective; no stop order suspending the effectiveness of the Rights Offering Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and any request of the Commission for inclusion of additional information in the Registration Statement or otherwise shall have been complied with;

(iv)        The Rights Offering and the transactions contemplated hereunder shall have been approved by the affirmative vote of a majority of the shares of the Company’s securities present in person or by proxy at the meeting of shareholders and entitled to vote on the matter; and

(v)         The New Shares and the Securities shall have been authorized for listing on the Nasdaq Stock Market.

Section 8.	Termination.

(a)         This Agreement may be terminated at any time prior to the Closing Date, by either Standby Purchaser by written notice to the other parties hereto if there is a Material Adverse Effect or a Market Adverse Effect, in either case that is not cured within fifteen (15) days after the occurrence thereof.

(b)         This Agreement may be terminated at any time prior to the Closing Date, by the Company on one hand or by either of the Standby Purchasers on the other hand by written notice to the other parties hereto:

(i)          if there is a material breach of this Agreement by the other party that is not cured within fifteen (15) days after receipt of written notice by such breaching party; or

(ii)         if the Closing has not occurred on or prior to July 31, 2008 for any reason whatsoever, other than a material breach hereunder by such terminating party or failure of the closing condition specified in Section 7(a)(iii).

Section 9.	Indemnification and Contribution.

(a)         The Company shall indemnify and hold harmless the Standby Purchasers and each other Person who participated in the offering of any Securities hereunder and each other Person, if any, who controls either Standby Purchaser or such participating Person within the meaning of the Securities Act

(all such Persons being hereinafter referred to, collectively, as the “Standby Indemnified Persons”), against any losses, claims, damages or liabilities, joint or several, to which any of the Standby Indemnified Persons may become subject as a result of (i) any breach by the Company of any of its representations or warranties contained herein or in any certificate delivered hereunder or (ii) this Agreement or the performance of the transactions contemplated hereby, including under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (A) any alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or (B) any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such Standby Indemnified Person for any reasonable legal or any other expenses reasonably incurred by such Standby Indemnified Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to any Standby Indemnified Person to the extent that any such loss, claim, damage or liability arises out of or is based upon any actual or alleged untrue statement or actual or alleged omission made in such registration statement, preliminary prospectus, prospectus or amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Standby Indemnified Person specifically for use therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Standby Indemnified Person, and shall survive the transfer of such Securities or New Shares by such Standby Indemnified Person.

(b)         Each Standby Purchaser, severally, and not jointly, agrees to indemnify and hold harmless the Company, its directors and officers and each other Person, if any, who controls the Company within the meaning of the Securities Act (all such Persons being hereinafter referred to, collectively, as the “Company Indemnified Persons” and together with the Standby Indemnified Persons, the “Indemnified Persons”) against any losses, claims, damages or liabilities to which any of the Company Indemnified Persons may become subject (i) as a result of any breach by such Standby Purchaser of any of its representations or warranties contained herein or in any certificate delivered hereunder or (ii) under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon information provided in writing to the Company by such Standby Purchaser specifically for use in any registration statement under which Securities are registered under the Securities Act at the request of such Standby Purchaser, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto.

(c)         Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person, except to the extent the indemnifying party is actually prejudiced thereby) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses or (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (i) such settlement or compromise contains a full and unconditional release of the indemnified party or (ii) the indemnified party otherwise consents in writing, which consent shall not be unreasonably withheld or delayed. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

(d)

(i)          If the indemnification provided for in this Section 9 is unavailable to an Indemnified Person hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such Indemnified Person, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Person in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and Indemnified Persons shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the indemnifying party or the Indemnified Persons, and their relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(ii)         The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 10.          Survival. The representations and warranties of the Company and the Standby Purchasers contained in this Agreement or in any certificate delivered hereunder shall survive the Closing hereunder. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Sections 9 through 15 shall survive the termination of this Agreement.

Section 11.          Notices. Any notices required or permitted to be given under the terms of this Agreement shall be delivered personally or by courier (including a recognized, receipted overnight delivery service) or by facsimile (with a copy delivered by receipted overnight delivery service) and shall be effective upon receipt, if delivered personally or by courier (including a recognized, receipted overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications shall be:

If to the Company:

Patrick Industries, Inc.

107 West Franklin Street

Elkhart, Indiana 46516

Attention: Andy Nemeth

Telephone:	(574) 294-7511
Facsimile:	(574) 522-5213

With copy to:

McDermott Will & Emery LLP

227 West Monroe Street

Chicago, Illinois 60606-5096

Attention: Robert A. Schreck, Jr., Esq.

Telephone:	(312) 984-7582
Facsimile:	(312) 984-7700

If to the Standby Purchasers:

Tontine Capital Partners, L.P.

55 Railroad Avenue, 1st Floor

Greenwich, Connecticut 06830

Attention: Mr. Joseph V. Lash

Telephone:	(203) 769-2000
Facsimile:	(203) 769-2010

Tontine Capital Overseas Master Fund, L.P.

55 Railroad Avenue, 1st Floor

Greenwich, Connecticut 06830

Attention: Mr. Joseph V. Lash

Telephone:	(203) 769-2000
Facsimile:	(203) 769-2010

With copy to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 W. Madison Street, Suite 3900

Chicago, Illinois 60606

Attention: Sarah M. Bernstein, Esq.

Telephone:	(312) 984-3100
Facsimile:	(312) 984-3150

Each party shall provide notice to the other parties of any change in address.

Section 12.          Assignment. This Agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns, including any person to whom Securities are transferred in accordance herewith. This Agreement, or the Standby Purchasers’ obligations and rights hereunder, may be assigned, delegated or transferred, in whole or in part, by either Standby Purchaser to any Affiliate of such Standby Purchaser over which such Standby Purchaser or any of its Affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights, provided that any such assignee assumes the obligations of such Standby Purchaser hereunder and agrees to be bound by the terms of this Agreement in the same manner as such Standby Purchaser. Either Standby Purchaser or any of such Standby Purchaser’s Affiliates may assign, delegate or transfer, in whole or in part, its Basic Subscription Privilege to any other Affiliate or to the Standby Purchasers. Notwithstanding the foregoing or any other provisions herein, no such assignment will relieve such Standby Purchaser of its obligations hereunder if such assignee fails to perform such obligations.

Section 12.         Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.

Section 14.         Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Indiana, without giving effect to the conflict of laws provisions thereof.

Section 15.          Severability. If any provision of this Agreement or the application thereof to any person or circumstances is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 16.          Extension or Modification of Rights Offering. Without the prior written consent of the Standby Purchasers, the Company may (i) waive irregularities in the manner of exercise of the Rights, and (ii) waive conditions relating to the method (but not the timing) of the exercise of the Rights to the extent that such waiver does not materially adversely affect the interests of the Standby Purchasers.

Section 17.	Miscellaneous.

(a)         The Company shall not after the date of this Agreement enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to holders of Securities in this Agreement.

(b)         The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement.

(c)         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument. This Agreement, once executed by a party, may be delivered to the other party hereto by electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

PATRICK INDUSTRIES, INC.

By: /s/ Paul E. Hassler

Paul E. Hassler, President

TONTINE CAPITAL PARTNERS, L.P.

By:	TONTINE CAPITAL MANAGEMENT, L.L.C.,
its general partner

By:  /s/ Jeffrey L. Gendell

Jeffrey L. Gendell, its managing member

TONTINE CAPITAL OVERSEAS MASTER FUND, L.P.

By:	TONTINE CAPITAL OVERSEAS GP, L.L.C.,
its general partner

By:	/s/ Jeffrey L. Gendell
Jeffrey L. Gendell, its managing member

S-1

[Signature page to Standby Purchase Agreement]

ANNEX A

PATRICK INDUSTRIES, INC.

Term Sheet

Issuer:	Patrick Industries, Inc. (the “Company”)

Offering Size:	Common equity rights offering of approximately $7,875,000 million

Authorization:	Prior approval of the Company’s Board of Directors and subject to shareholder approval

Rights Offering:

The Company will distribute to holders of its common stock (the “Eligible Participants”), at no charge, one subscription right for each share of the Company’s common stock that Eligible Participants own as of the Record Date

Basic Subscription Privilege:	Each subscription right will entitle Eligible Participants to purchase 0.157717 of a share of common stock, upon payment of the Subscription Price in cash

Subscription Commitment:

Tontine Capital Partners, L.P. (“TCP”) and Tontine Capital Overseas Master Fund, L.P. (“TCO,” and collectively with TCP, “Tontine”) and/or their affiliates will act as standby purchasers in the rights offering for all of the unsubscribed shares

Launch Date:	To be determined

Record Date:	The Record Date is to be the Launch Date at 5:00 p.m. Chicago time

Expiration Date:	The rights would expire no later than 30 days after the Launch Date. Rights not exercised by the Expiration Date will be null and void

Subscription Price:	The Subscription Price shall be $7.00 per share and will be paid in cash. All payments must be cleared on or before the Expiration Date

Transferability of Rights:	The subscription rights may not be sold, transferred or assigned

Use of Proceeds:	To prepay the 9.5% Senior Subordinated Promissory Notes in the original aggregate principal amount of $13,975,000 issued to Tontine and to pay related accrued interest.

Subscription Agent:	National City Bank

Registration Rights:	Pursuant to the Amended and Restated Registration Rights Agreement

A-1

Other Conditions:

Subject to the following conditions: (i) satisfactory negotiation and execution of definitive documentation; (ii) amendment of the Company’s Shareholder Rights Plan to accommodate Tontine’s potential pro forma ownership after giving effect to the rights offering and the purchase of any unsubscribed shares; and (iii) irrevocable resolutions adopted by the Company’s board approving and exempting from the restrictions in Section 18 and Section 19 of Chapter 43 of the IBCL the transactions contemplated hereby

Expenses:	All of the expenses incurred by Tontine are to be reimbursed by the Company

A-2

FIRST AMENDMENT TO STANDBY PURCHASE AGREEMENT

This FIRST AMENDMENT TO STANDBY PURCHASE AGREEMENT (this “Amendment”), dated as of April 8, 2008, is entered into by and among Patrick Industries, Inc., an Indiana corporation (the “Company”), Tontine Capital Partners, L.P., a Delaware limited partnership (“TCP”) and Tontine Capital Overseas Master Fund, L.P., a Cayman Islands limited partnership (“TCO” and collectively with TCP, the “Standby Purchasers”).

W I T N E S S E T H:

WHEREAS, the Company and the Standby Purchasers entered into a Standby Purchase Agreement dated as of March 10, 2008 (the “Standby Purchase Agreement) pursuant to which the Standby Purchasers have agreed, subject to certain conditions and limitations, to purchase from the Company in a proposed Rights Offering (i) their pro rata portion of the shares of Common Stock being offered by the Company, and (ii) all of the shares of Common Stock not subscribed for by the Company’s other shareholders, in each case at a subscription price equal to $7.00 per whole share;

WHEREAS, the Company and the Standby Purchasers desire to amend the Standby Purchase Agreement in order to (i) allow the Company to increase the size of the Rights Offering and (ii) allow for the automatic grant of restricted stock awards to non-employee directors in May 2008 as part of their annual director compensation; and

WHEREAS, capitalized terms used and not defined in this Amendment are defined in the Standby Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

Section 1.      Amendment to Section 6(a)(viii). The Standby Purchase Agreement is hereby amended by deleting Section 6(a)(viii) in its entirety and substituting in lieu thereof, the following:

“(viii) Not to issue any shares of capital stock of the Company, or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, securities convertible into or exchangeable for capital stock of the Company, or other agreements or rights to purchase or otherwise acquire capital stock of the Company, except for (A) shares of Common Stock issuable upon exercise of stock options existing on the date hereof, (B) an additional 30,108 shares of Common Stock in connection with a stock bonus program established by the Company for the benefit for certain Company employees in connection with integration activities relating to the Company’s acquisition of Adorn Holdings, Inc.; and (C) restricted stock awards to non-employee members of the Board, as part of their annual director compensation, representing a maximum of 24,500 shares of Common Stock in the aggregate.”

Section 2.            Amendment to Term Sheet. The Standby Purchase Agreement is hereby amended by deleting the entire Term Sheet and replacing it with the replacement Term Sheet attached hereto as Annex A.

Section 3.           Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed by all parties hereto on such date. Except as specifically modified by the terms set forth herein, the parties hereto acknowledge and agree that the Standby Purchase Agreement is in full force and effect. All references in the Standby Purchase Agreement to the “Agreement” shall be deemed to refer to the Standby Purchase Agreement as amended by this Amendment.

Section 4.            Further Assurances. Each party agrees that, from time to time upon the written request of the other party, it will execute and deliver such further documents and do such other acts and things as the other party may reasonably request to effect the purposes of this Amendment.

Section 5.            Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be held to be prohibited by or invalid wider applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

Section 6.            Counterparts. This Amendment may be executed in one or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.           Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to the conflicts of laws rules or provisions.

Section 8.           Captions. The captions, headings and arrangements used in this Amendment are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

Section 9.            No Prejudice. The terms of this Amendment shall not be construed in favor of or against any party on account of its participation in the preparation hereof.

Section 10.        Words in Singular and Plural Form. Words used in the singular form in this Amendment shall be deemed to import the plural, and vice versa, as the sense may require.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Standby Purchase Agreement to be duly executed as of the date and year first written above.

PATRICK INDUSTRIES, INC.

By: /s/ Paul E. Hassler

Paul E. Hassler, President

TONTINE CAPITAL PARTNERS, L.P.

By:	TONTINE CAPITAL MANAGEMENT, L.L.C.,

its general partner

By:  /s/ Jeffrey L. Gendell

Jeffrey L. Gendell, its managing member

TONTINE CAPITAL OVERSEAS MASTER FUND, L.P.

By:	TONTINE CAPITAL OVERSEAS GP, L.L.C., its general partner

By:	/s/ Jeffrey L. Gendell

Jeffrey L. Gendell, its managing member

S-1

[Signature page to First Amendment to Standby Purchase Agreement]

ANNEX A

PATRICK INDUSTRIES, INC.

Term Sheet

Issuer:	Patrick Industries, Inc. (the “Company”)

Offering Size:	Common equity rights offering of approximately $12,950,000

Authorization:	Prior approval of the Company’s Board of Directors and subject to shareholder approval

Rights Offering:

The Company will distribute to holders of its common stock (the “Eligible Participants”), at no charge, one subscription right for each share of the Company’s common stock that Eligible Participants own as of the Record Date

Basic Subscription Privilege:	Each subscription right will entitle Eligible Participants to purchase 0.258954 of a share of common stock, upon payment of the Subscription Price in cash

Subscription Commitment:

Tontine Capital Partners, L.P. (“TCP”) and Tontine Capital Overseas Master Fund, L.P. (“TCO,” and collectively with TCP, “Tontine”) and/or their affiliates will act as standby purchasers in the rights offering for all of the unsubscribed shares

Launch Date:	To be determined

Record Date:	The Record Date is to be the Launch Date at 5:00 p.m. Chicago time

Expiration Date:	The rights would expire no later than 30 days after the Launch Date. Rights not exercised by the Expiration Date will be null and void

Subscription Price:	The Subscription Price shall be $7.00 per share and will be paid in cash. All payments must be cleared on or before the Expiration Date

Transferability of Rights:	The subscription rights may not be sold, transferred or assigned

Use of Proceeds:

The Company will use the proceeds from the Rights Offering to (i) prepay in full the approximately $7.1 million in principal amount that remains outstanding out of the $13,975,000 in original principal amount of 9.5% Senior Subordinated Promissory Notes provided by Tontine to fund the Company’s acquisition of Adorn Holdings, Inc., (ii) pay related accrued interest and (iii) reduce borrowings under its senior secured credit facility.

Subscription Agent:	National City Bank

Registration Rights:	Pursuant to the Amended and Restated Registration Rights Agreement

A-1

Other Conditions:

Subject to the following conditions: (i) satisfactory negotiation and execution of definitive documentation; (ii) amendment of the Company’s Shareholder Rights Plan to accommodate Tontine’s potential pro forma ownership after giving effect to the rights offering and the purchase of any unsubscribed shares; and (iii) irrevocable resolutions adopted by the Company’s board approving and exempting from the restrictions in Section 18 and Section 19 of Chapter 43 of the IBCL the transactions contemplated hereby

Expenses:	All of the expenses incurred by Tontine are to be reimbursed by the Company

A-2

c/o National City Bank

Shareholder Services Operations

Locator 5352

P. O. Box 94509

Cleveland, OH 44101-4509

VOTE BY TELEPHONE

Have your proxy card available when you call the Toll-Free Number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone

Call Toll-Free using a

Touch-Tone phone:

1-888-693-8683

Vote by Internet

Access the website and

cast your vote:

www.cesvote.com

Vote by Mail

Return your proxy

in the postage-paid

envelope provided.

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do not send your proxy by mail.

If voting by mail, Proxy must be signed and dated below.

( Please fold and detach card at perforation before mailing. )

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholders. If no specific direction is made, this Proxy will be voted in accordance with the recommendations of the Board of Directors.

Your signature on this Proxy is your acknowledgment of receipt of the Notice of Meeting and Proxy Statement.

Dated:	, 2008

Signature

(Signature if held jointly)

Please sign exactly as name appears hereon. For joint accounts, all tenants must sign. Executors, Administrators, Trustee, etc. should so indicate when signing.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Please fold and detach card at perforation before mailing.

PATRICK INDUSTRIES, INC.	107 West Franklin Street, P.O. Box 638,
This Proxy is Being Solicited on Behalf of the Board of Directors	Elkhart, Indiana 46515

The undersigned hereby appoints Paul E. Hassler and Andy L. Nemeth, and each of them, as the undersigned’s proxies, each with full power of substitution, to represent and to vote, as designated below, all of the undersigned’s common stock in Patrick Industries, Inc. at the Annual Meeting of Shareholders of Patrick Industries, Inc. to be held on Wednesday, May 14, 2008, and at any adjournment or postponement thereof, with the same authority as if the undersigned were personally present.

The Board of Directors recommends a vote FOR the proposals below:

1.

To amend the Articles of Incorporation by deleting Article IX of the Articles of Incorporation, which will, among other things, eliminate the classification of the Board of Directors, resulting in the annual election of all directors and eliminate the requirement for a minimum of nine directors.

☐	FOR	☐	AGAINST	☐	ABSTAIN
2.	To elect three directors to the Board of Directors to serve until the 2011 Annual Meeting of Shareholders or, if Proposal 1 is approved, until the 2009 Annual Meeting of Shareholders.

The Board of Directors recommends a vote FOR the listed nominees.
☐	FOR all nominees listed	☐	WITHHOLD AUTHORITY
(except as marked to the contrary below)	to vote for all nominees listed below.
(1)	Terrence D. Brennan	(2)	Todd M. Cleveland	(3)	Larry D. Renbarger

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)

_____________________________________

3.

To approve a rights offering granting shareholders one right to purchase 0.258954 of a share of common stock, for each share of the Company’s common stock they own, at a purchase price of $7.00 per share, or an aggregate of approximately 1,850,000 shares of common stock for an aggregate purchase price of approximately $12,950,000 (the “Rights Offering”).

☐	FOR	☐	AGAINST	☐	ABSTAIN
4.

To approve the Standby Purchase Agreement, as amended, pursuant to which Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. have committed to purchase at $7.00 per share, any shares not purchased in the Rights Offering.

☐	FOR	☐	AGAINST	☐	ABSTAIN
5.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008.
☐	FOR	☐	AGAINST	☐	ABSTAIN
6.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.